                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    Republic First Bancorp, Inc. (the "Company") hereby offers for sale (the "Offering") 1,000,000 shares of its common stock, par value $.01 per share (the "Common Stock"). The Common Stock is traded on the Nasdaq Stock Market's National Market System ("Nasdaq/NMS") under the symbol "FRBK." On November 10, 1997, the last reported sale price of the Common Stock was $12.375 per share. See "Market for Common Stock and Related Shareholder Matters--Market Information."
                            ------------------------

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 10.

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING            PROCEEDS TO
                                               PRICE TO PUBLIC         DISCOUNT (1)            COMPANY (2)
Per Share.................................         $12.00                  $0.72                 $11.28
Total(3)..................................       $12,000,000             $720,000              $11,280,000

(1) The Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $380,000.

(3) The Company has granted the Underwriter a 30-day option to purchase up to an additional 150,000 shares of Common Stock, on the same terms and conditions set forth above, to cover over-allotments. If all of such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to Company will be $13,800,000, $828,000 and $12,972,000, respectively. See "Underwriting."

                         ------------------------------

    The shares of Common Stock are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by it. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the delivery of the shares of Common Stock will be made on or about November 14, 1997 at the office of Janney Montgomery Scott Inc.

                                     [LOGO]

               The date of this Prospectus is November 11, 1997.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov. The Common Stock is authorized for quotation on the Nasdaq/NMS and, accordingly, such materials and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Company has filed with the Commission under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), a Registration Statement on Form SB-2 (No. 333-37951) (including all amendments and exhibits thereto, the "Registration Statement") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    The Company will furnish to its shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

R E P U B L I C  F I R S T  B A N C O R P
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

BRANCH OFFICES

MARKET OFFICE
1515 Market Street
Philadelphia, PA

WALNUT OFFICE
1601 Walnut Street
Philadelphia, PA

GRADUATE OFFICE
One Graduate Plaza
Graduate Hospital
1800 Lombard Street
Philadelphia, PA

ARDMORE OFFICE
233 East Lansdowne Avenue
Ardmore, PA

BALA CYNWYD OFFICE
4170 City Avenue
Philadelphia, PA

EAST NORRITON OFFICE
Germantown Pike & Swede Road
Norristown, PA

ABINGTON OFFICE
111 Old York Road
Abington, PA
Opening November, 1997

                                   [GRAPHIC]

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS PROVIDED FOR CONVENIENCE; IT SHOULD NOT BE CONSIDERED COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. CROSS REFERENCES IN THIS SUMMARY ARE TO CAPTIONS APPEARING IN THE BODY OF THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THE UNDERWRITER'S OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

    The Company is a Pennsylvania corporation headquartered in Philadelphia, Pennsylvania and is a registered bank holding company for First Republic Bank (the "Bank"), a Pennsylvania-chartered commercial bank. The Bank offers a full range of commercial and retail banking services to professionals and small- to medium-sized businesses that management believes are not being adequately served by larger competitors in the Greater Philadelphia area. The Bank operates six branches, including three located in Center City Philadelphia, one each in Ardmore and East Norriton, Montgomery County and one located on City Line Avenue, Philadelphia County. A seventh branch is scheduled to open in Abington, Montgomery County in November 1997. In addition, the Company has a contractual relationship with Jackson Hewitt, Inc. ("Jackson Hewitt"), one of the nation's largest tax preparation services, to provide tax refund products to consumer taxpayers for whom Jackson Hewitt prepares and electronically files federal income tax returns (the "Tax Refund Program"). The Tax Refund Program enables the Bank to provide accelerated check refunds ("ACRs") and refund anticipation loans ("RALs") (collectively, "Tax Refund Products").

    In June 1996, Republic Bancorporation ("Republic"), parent company of Republic Bank, merged with and into ExecuFirst Bancorp, Inc. ("ExecuFirst"), parent company of First Executive Bank (the "Merger"). The Company and the Bank were the surviving entities of the Merger. Republic Bank and ExecuFirst both commenced operations in 1988. The Bank is a member of the Federal Reserve System and the Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent provided by law.

    As of September 30, 1997, the Company had total deposits of $247.9 million, loans outstanding of $184.4 million, total assets of $303.2 million and total shareholders' equity of $21.5 million. The Company's objective is for the Bank to become the primary alternative to the large banks that dominate the Greater Philadelphia market. The Company's management team has developed the following key strategic elements to achieve this objective:

        EXPANDING THE BRANCH SYSTEM. Management plans to develop a cohesive network of branches that will be within a ten minute drive of most of the major commercial centers in its marketplace. Management intends to build this network by opening three branches each year through 1999 that are strategically located in commercial corridors of suburban Philadelphia. The Bank intends to fund this expansion through, among other things, revenue generated from the Tax Refund Program.

        PROVIDING ATTENTIVE AND PERSONALIZED SERVICE. The Company believes that a very attractive niche exists serving small- to medium-sized businesses and professionals that are not adequately served by larger competitors. The Company believes this segment of the market responds very positively to the attentive and highly personalized service provided by the Bank. The Company offers a community banking alternative and tailors its product offerings to fill the void created as larger competitors increase the price of products and services and de-emphasize such products and services for small- to medium-sized businesses.

        MAINTAINING SUPERIOR OPERATING RESULTS. The Company's long-term goal is to maintain a return on average equity in excess of 15% while maintaining a 15% asset growth rate. The Company expects to fund significant expansion and simultaneously meet its operating goals, in part, because of the income earned through the Tax Refund Program. To accomplish these goals, the Bank plans to maintain sufficient margins on incremental growth through efficient utilization and leveraging of capital.

        ATTRACTING AND RETAINING HIGHLY EXPERIENCED PERSONNEL. The Bank's executive officers and other personnel have substantial employment experience with larger banks in the region. When opening new branches, as in the case of the Abington office, the Bank screens and trains its employees to ensure the staff has the necessary ability and contacts in the community to foster rapid growth. The Company seeks to instill a sales and service oriented culture in its personnel in order to build customer relationships and maximize cross-selling opportunities. The Company offers meaningful sales-based incentives to all of its customer contact employees.

        CAPITALIZING ON MARKET DYNAMICS. In the past two years, banks controlling over 45% of the deposits in the Bank's primary market area have been acquired by large and super-regional bank holding companies. The Company believes the ensuing cultural changes in these banking institutions have resulted in a change in product offerings and the degree of personal attention provided. The Company has sought to capitalize on these changes by offering a community banking alternative. As a result, the Company believes it has a tremendous opportunity to increase its market share.

        DEVELOPING SPECIALIZED PRODUCTS. The Company has built the Tax Refund Program into a significant source of income. Management will continue to explore and develop other opportunities to provide specialized banking products and services that command higher profit margins.

Financial highlights of the Company and the Bank include the following:

        PROFITABILITY. The Company's banking operations are profitable and significant income is generated by the Tax Refund Program. Net income has increased $627,000, or 26.4%, to $3.0 million for the nine months ended September 30, 1997 from $2.4 million for the nine months ended September 30, 1996.

        RETURN ON AVERAGE EQUITY. The Company has achieved a return on average equity which it believes compares favorably with its peers. The return on average equity was 19.73% and 17.85% for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

        LOAN QUALITY. The Company maintains a strong credit culture and emphasizes conservative underwriting standards. The Company's ratio of non-performing loans to total loans declined to 0.88% at September 30, 1997 from 1.12% at December 31, 1996 while the allowance for loan losses as a percentage of non-performing loans increased to 117.24% at September 30, 1997, from 109.02% at December 31, 1996.

    The principal executive offices of the Company and the Bank are located at 1608 Walnut Street, Philadelphia, Pennsylvania 19103 and the telephone number is
(215) 735-4422.

                                  THE OFFERING

Common Stock offered by the Company.........  1,000,000 shares

Common Stock outstanding before the
Offering....................................  3,446,309 shares

Common Stock outstanding after the
Offering....................................  4,446,309 shares

Use of Proceeds.............................  The Company intends to contribute the majority of the net proceeds from the Offering to the
                                              Bank. The Bank expects to use the net proceeds
                                              to fund branch expansion and to support growth
                                              in its loan and securities portfolios. The
                                              Company intends to retain a portion of the
                                              proceeds for general corporate purposes,
                                              possible future acquisitions and capital
                                              contributions to existing and possible future
                                              subsidiaries of the Company. See "Use of
                                              Proceeds."

Nasdaq/NMS symbol...........................  FRBK

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

    The following are selected consolidated financial data for the Company at and for the nine months ended September 30, 1997 and 1996 and for each of the three years in the period ended December 31, 1996. The following financial data are qualified by reference to the more detailed information contained in the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. See the Consolidated Financial Statements. The results of operations for the nine months ended September 30, 1997 and 1996 are not audited but, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for such periods have been included. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year or for any other interim period. The data for each of the three years in the period ended December 31, 1996 are derived from the Company's audited, consolidated financial statements for such periods.

                                                           AT OR FOR THE
                                                            NINE MONTHS                AT OR FOR THE
                                                        ENDED SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                                                        --------------------  -------------------------------
                                                          1997       1996       1996       1995       1994
                                                        ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Total interest income.................................  $  16,808  $  11,902  $  16,903  $   9,902  $   7,241
Total interest expense................................      9,059      6,860      9,715      5,891      3,944
                                                        ---------  ---------  ---------  ---------  ---------
Net interest income...................................      7,749      5,042      7,188      4,011      3,297

Provision for loan losses.............................        140         55        155        223        323
Non-interest income...................................      2,626      2,314      2,614        155      1,096
Non-interest expenses.................................      5,894      3,735      5,581      3,049      2,833
Federal income taxes..................................      1,337      1,189      1,353        291        430
                                                        ---------  ---------  ---------  ---------  ---------

Net income(1).........................................  $   3,004  $   2,377  $   2,713  $     603  $     807
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------

PER SHARE DATA:
Primary earnings per share(1)(2)(3)...................  $    0.79  $    0.85  $    0.92  $    0.31  $    0.42
Fully-diluted earnings per share(1)(2)(3).............       0.78       0.83       0.88       0.31       0.42
Book value per share(3)(4)............................       6.23       5.27       5.38       4.48       3.74

BALANCE SHEET DATA:
Total assets..........................................  $ 303,166  $ 258,163  $ 273,795  $ 131,063  $ 106,203
Total loans, net......................................    184,403    158,775    170,002     85,183     71,433
Total securities......................................    101,114     78,062     80,954     38,352     28,209
Total deposits........................................    247,904    231,916    250,059    116,424     87,966
Total borrowings......................................     27,346      3,400          0      3,400      3,400
Total shareholders' equity............................     21,481     18,025     18,371      8,622      8,000

PERFORMANCE RATIOS:
Return on average assets(5)...........................       1.32%      1.47%      1.22%      0.50%      0.75%
Return on average shareholders' equity(5).............      19.73      22.30      17.85       7.29      10.56
Net interest margin(5)(6).............................       3.82       3.41       3.28       3.45       3.18
Total other expenses as a percentage of average
  assets..............................................       2.59       2.31       2.51       2.54       2.65

ASSET QUALITY RATIOS:
Allowance for loan losses as a percentage of loans,
  net(7)..............................................       1.04%      1.26%      1.22%      0.79%      0.90%
Allowance for loan losses as a percentage of
  non-performing loans(8).............................     117.24      84.13     109.02     126.63      60.52
Non-performing loans as a percentage of total loans,
  net(7)(8)...........................................       0.88       1.50       1.12       0.63       1.49
Non-performing assets as a percentage of total
  assets(8)...........................................       1.18       1.07       0.81       0.63       1.01
Net charge-offs as a percentage of average loans,
  net(7)..............................................       0.17       0.21       0.20       0.25       0.19

LIQUIDITY AND CAPITAL RATIOS:
Equity to assets(9)...................................       6.68%      6.59%      6.84%      6.87%      7.15%
Tier 1 capital to risk-weighted assets(10)............      10.97      10.15      10.08       8.40       9.10
Leverage ratio(11)....................................       7.25       6.68       6.65       6.58       7.55
Total capital to risk-weighted assets(10).............      11.97      12.96      11.25      12.38      13.70

------------------------------

footnotes on following page

(1) Because of the Tax Refund Program, the Company recognizes a disproportionate amount of its net income in the first quarter of each year.

(2) Based upon average shares and common share equivalents outstanding.

(3) Adjusted to reflect a 20% stock dividend paid on April 15, 1997.

(4) Based upon total shares issued and outstanding at the end of each respective period.

(5) Annualized ratios at September 30, 1997 and 1996. Because of the Tax Refund Program, the Company recognizes a disproportionate amount of its net income in the first quarter of each year. Accordingly, performance ratios for a full year generally will be less than annualized ratios as of any interim date.

(6) Represents net interest income as a percentage of average total interest-earning assets, calculated on a tax-equivalent basis.

(7) Net of unearned income.

(8) Non-performing loans are comprised of (i) loans which are on a nonaccrual basis, (ii) accruing loans that are 90 days or more past due and (iii) restructured loans. Non-performing assets are comprised of non-performing loans and foreclosed real estate (assets acquired in foreclosure).

(9) Based upon average daily balances for the respective periods.

(10) Based on Federal Reserve Board ("FRB") risk-based capital guidelines, as applicable to the Company. The Bank is subject to similar requirements imposed by the FRB.

(11) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets.

                                  RISK FACTORS

    WHEN USED IN THIS PROSPECTUS, THE WORDS OR PHRASES "WILL LIKELY RESULT," "ARE EXPECTED TO," "WILL CONTINUE," "IS ANTICIPATED," "ESTIMATE," "PROJECT," "BELIEVE" OR SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE COMPANY WISHES TO CAUTION READERS THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND NOT TO PLACE UNDUE RELIANCE ON ANY SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE MADE, AND TO ADVISE READERS THAT VARIOUS RISKS AND UNCERTAINTIES, INCLUDING REGIONAL AND NATIONAL ECONOMIC CONDITIONS, CHANGES IN MARKET INTEREST RATES, CREDIT RISKS OF LENDING ACTIVITIES, AND COMPETITIVE AND REGULATORY FACTORS, COULD AFFECT THE COMPANY'S FINANCIAL PERFORMANCE AND COULD CAUSE THE COMPANY'S ACTUAL RESULTS FOR FUTURE PERIODS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED OR PROJECTED. THE RISKS HIGHLIGHTED HEREIN SHOULD NOT BE ASSUMED TO BE THE ONLY RISKS THAT COULD AFFECT FUTURE PERFORMANCE OF THE COMPANY.

ABILITY OF THE COMPANY TO IMPLEMENT ITS GROWTH STRATEGY AND MANAGE GROWTH

    The Company's goal is to open three new branches per year in 1998 and 1999. In the last year the Company has opened three new branches in areas with significant concentrations of commercial activity as part of its growth strategy. The Company believes it has in place the management, systems, including data processing systems, internal controls and strong credit culture to support continued growth and expansion. However, the Company's continued growth and expansion depends on the ability of its officers and key employees to manage such growth effectively, to attract and retain skilled employees and to maintain adequate internal controls and a strong credit culture. Accordingly, there can be no assurance that the Company will be successful in achieving its expansion goals and the failure to do so could adversely affect the Company's financial condition and results of operations.

    One result of adding new branches is an increase in non-interest expense. These costs are associated with branch construction and renovation, increased staffing and equipment necessary to operate new branches. Since branch expansion is a key part of the Company's growth plans, purchasers of Common Stock should expect non-interest expense to increase.

RELIANCE ON JACKSON HEWITT RELATIONSHIP

    The Bank receives substantial income each year from the Tax Refund Program under which the Bank makes Tax Refund Products available to customers of Jackson Hewitt. The agreement with Jackson Hewitt was recently extended through October 31, 1999, subject to automatic renewal. There is no assurance that this agreement will be further extended. Failure to continue this program will have a material adverse effect on the Company's income and profitability. Moreover, revenues from the Tax Refund Program have permitted the Company to expand aggressively while maintaining profitable operations that compare favorably with its peers. If the Jackson Hewitt agreement were not renewed, the Company would be unable to maintain its existing expansion strategy while simultaneously achieving current levels of return on average equity.

ADVERSE IMPACT OF INTERNAL REVENUE SERVICE POLICIES

    The Bank receives substantial income each year from the Tax Refund Program. From time to time, the United States Department of the Treasury and the Internal Revenue Service (the "IRS") initiate policy and rule changes related to the methods of providing refunds to taxpayers. These changes and initiatives, if any, could significantly impact the demand for these Tax Refund Products. See "Business--Products and Services--Tax Refund Products."

LIMITED PUBLIC MARKET FOR COMMON STOCK

    The Common Stock is traded on the Nasdaq/NMS. Trading volume has averaged 12,078 shares per day for the nine months ended September 30, 1997. Accordingly, a regular and active market has not yet developed. Upon completion of the Offering, the number of outstanding shares of Common Stock will increase by at least one million shares. However, the Company can give no assurance that an active market will develop, or such a market, if established, can be sustained. In addition, the price of the Common Stock may remain susceptible to short-term volatility caused by large trades. See "Market For Common Stock and Related Shareholder Matters."

COMPETITION

    The Bank faces significant competition from many other banks, savings institutions and other financial institutions that have branch offices or otherwise operate in the Bank's market area, as well as many other companies now offering a variety of financial services. Many of these competitors have substantially greater financial resources than the Bank including a larger capital base that allows them to attract customers seeking larger loans than the Bank is able to make. The market for Tax Refund Products is relatively new and the Company expects the market for Tax Refund Products to become more competitive. Such competition may adversely affect the Bank's market share and profit margins for Tax Refund Products. See "Business--Competition."

ECONOMIC CONDITIONS AND RELATED UNCERTAINTIES

    Commercial banking is affected, directly and indirectly, by local, domestic and international economic and political conditions, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, real estate values, international conflicts and other factors beyond the control of the Company and the Bank may adversely affect the potential profitability of the Company and the Bank. Management does not expect any one particular factor to affect the Bank's results of operations. However, a continued downtrend in several areas, such as real estate, construction and consumer spending, could have an adverse impact on the Bank's ability to maintain or increase profitability.

FEDERAL AND STATE GOVERNMENT REGULATION

    The operations of the Company and the Bank are heavily regulated and will be affected by present and future legislation and by the policies established from time to time by various federal and state regulatory authorities. In particular, the monetary policies of the FRB have had a significant effect on the operating results of banks in the past, and are expected to continue to do so in the future. See "Business-- Supervision and Regulation."

RELIANCE ON EXISTING MANAGEMENT

    The operations of the Company to date have been largely dependent on existing management. The loss to the Company of one or more of its existing executive officers could have a material adverse effect on its business and results of operations. The Company has entered into employment agreements with the executive officers of the Company and the Bank. See "Management--Executive Officers," "--Employment Agreements."

                                USE OF PROCEEDS

    The net proceeds from the sale of Common Stock offered hereby are estimated to be $10.9 million after deduction of the underwriting discount and estimated expenses ($12.6 million if the Underwriter's over-allotment option is exercised in full). The Company intends to contribute the majority of the net proceeds to the Bank. The Bank expects the proceeds to be used to fund branch expansion and support growth in its loan and securities portfolios. The Company intends to retain a portion of the proceeds for general corporate purposes including, but not limited to, possible future acquisitions and capital contributions to existing and possible future subsidiaries of the Company. The Company presently has no agreements regarding future acquisitions. The precise amounts and timing of the application of cash proceeds will depend, among other things, upon the funding requirements of the Bank and the availability of other funds. Pending application, the Company expects to invest the net proceeds in short-term government or investment grade obligations.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

MARKET INFORMATION

    Shares of the Common Stock are traded in the over-the-counter market and are quoted on the Nasdaq/NMS under the symbol "FRBK." The Common Stock began trading on Nasdaq/NMS on December 4, 1996. Prior to that date, the Common Stock was quoted on the Nasdaq SmallCap Market. The table below presents the range of high and low trade prices reported for the Common Stock on Nasdaq/NMS or on the Nasdaq SmallCap Market, as the case may be, for the periods indicated. Market quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not necessarily reflect actual transactions. All price information in the following table has been adjusted retroactively to reflect a 20% stock dividend paid on April 15, 1997. As of September 30, 1997, there were 297 holders of record of the Common Stock. On November 10, 1997, the closing price of a share of Common Stock on the Nasdaq/NMS was $12.375. For periods prior to the Merger, the prices disclosed in the table are those of ExecuFirst.

YEAR         QUARTER      HIGH        LOW
---------  -----------  ---------  ---------
     1997      4th(1)   $   13.75  $   11.00
                  3rd       11.75      10.63
                  2nd       12.00       8.50
                  1st       10.25       7.80

     1996         4th        8.90       6.25
                  3rd        6.98       4.66
                  2nd        6.15       4.69
                  1st        5.42       3.75

     1995         4th        5.41       3.54
                  3rd        4.58       2.92
                  2nd        3.54       2.92
                  1st        3.23       2.50

------------------------

(1) For the partial quarter until November 10, 1997.

DIVIDEND POLICY

    The Company has not paid any cash dividends on its Common Stock. At the present time, the Company does not foresee paying cash dividends to shareholders and intends to retain all earnings to fund the growth of the Company and the Bank. The Company paid a 20% stock dividend on April 15, 1997. The payment of dividends in the future, if any, will depend upon earnings, capital levels, cash requirements, the financial condition of the Company and the Bank, applicable government regulations and policies and other factors deemed relevant by the Company's Board of Directors, including the amount of cash dividends payable to the Company by the Bank. The principal source of income and cash flow for the Company, including cash flow to pay cash dividends on the Common Stock, is dividends from the Bank. Various federal and state laws, regulations and policies limit the ability of the Bank to pay cash dividends to the Company. For certain limitations on the Bank's ability to pay cash dividends to the Company, see "Business--Supervision and Regulation."

                                 CAPITALIZATION

    The following tables present the consolidated capitalization and certain capital ratios of the Company at September 30, 1997 and as adjusted as of such date to give effect to the issuance and sale of the shares of Common Stock offered hereby (after giving effect to the estimated underwriting discount, the payment of estimated issuance expenses and assuming no exercise of the Underwriter's over-allotment option) at a public offering price of $12.00 per share. This table should be read in conjunction with the Consolidated Financial Statements and the Notes thereto set forth elsewhere herein.

                                                                                            AT SEPTEMBER 30, 1997
                                                                                           ------------------------
                                                                                           HISTORICAL   AS ADJUSTED
                                                                                           -----------  -----------
                                                                                                (IN THOUSANDS)
Long-term borrowings.....................................................................   $   5,600    $   5,600
                                                                                           -----------  -----------
Shareholders' equity:
  Common Stock, par value $.01 per share; 20,000,000 shares authorized, 3,446,309 shares
    issued and outstanding on September 30, 1997; 4,446,309 shares as adjusted...........          34           44
  Additional paid-in capital.............................................................      13,793       24,683
  Retained earnings (less unrealized depreciation on securities available for sale)......       7,654        7,654
                                                                                           -----------  -----------
Total shareholders' equity...............................................................   $  21,481    $  32,381
                                                                                           -----------  -----------
Total long-term debt and shareholders' equity............................................   $  27,081    $  37,981
                                                                                           -----------  -----------
                                                                                           -----------  -----------

                                                                                    CAPITAL RATIOS
                                                                -------------------------------------------------------
                                                                                                           MINIMUM
                                                                     ACTUAL AT                           REGULATORY
                                                                SEPTEMBER 30, 1997   AS ADJUSTED(1)    REQUIREMENT(2)
                                                                -------------------  ---------------  -----------------
Capital Ratios:
  Tier 1 capital to risk-weighted assets......................           10.97%             16.03%(3)          4.00%(3)
  Total capital to risk-weighted assets.......................           11.97              17.00(3)           8.00(3)
  Leverage ratio(4)(5)........................................            7.25              10.58              5.00

------------------------

(1) Assumes that the Company's total assets will increase by the amount of the estimated net proceeds from the issuance and sale of the Common Stock offered hereby.

(2) Based on the risk-based capital guidelines of the FRB, a bank holding company, such as the Company, is required to maintain a Tier 1 capital to risk-weighted assets ratio of 4.00% and a total capital to risk-weighted assets ratio of 8.00%. The Bank is subject to similar capital requirements also adopted by the FRB. At September 30, 1997, the Company and the Bank each exceeded their respective regulatory requirements. See "Business--Supervision and Regulation."

(3) Assumes a risk-weighting factor of 64% (the average risk-weighting factor for the Company's total assets at September 30, 1997) for the net proceeds from the issuance and sale of the Common Stock offered hereby. See "Business--Supervision and Regulation" for a discussion of risk-based capital guidelines and the FRB's minimum leverage ratio requirement.

(4) The leverage ratio is defined as the ratio of Tier 1 capital to average total assets.

(5) Based on the FRB's guidelines, a bank holding company, such as the Company, generally is required to maintain a leverage ratio of 3% plus an additional amount of at least 100 to 200 basis points.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    On June 7, 1996 Republic, parent company of Republic Bank, merged with and into ExecuFirst, parent company of First Executive Bank. In the Merger, ExecuFirst issued 1,604,411 shares (56% of the combined total) of its common stock to Republic's shareholders. Effective upon the Merger, ExecuFirst changed its name to First Republic Bancorp, Inc. The Company subsequently changed its name to Republic First Bancorp, Inc. Upon completion of the Merger, Republic's shareholders owned a majority of the outstanding shares of the consolidated company's stock. As a result, the transaction was accounted for as a reverse acquisition of ExecuFirst by Republic solely for accounting and financial reporting purposes. The operations of ExecuFirst have been included in the Company's financial statements since the date of the Merger. Therefore, the Consolidated Financial Statements for the periods prior to 1996 are those of Republic only, and may not be comparable to the Consolidated Financial Statements for 1996 and 1997. Historical shareholders' equity of Republic prior to the Merger has been retroactively restated for the equivalent number of shares received in the Merger after giving effect to the differences in par value of the respective stock of each company.

    Republic Bank and First Executive Bank each opened in 1988, with similar marketing strategies. At the signing of the merger agreement, each had assets of approximately $130 million. Republic Bank had two offices in Center City Philadelphia and an office in Ardmore, Montgomery County and First Executive Bank had two offices in Center City Philadelphia. After the Merger, the Bank initiated a more aggressive branch expansion and marketing program targeting customers of larger financial institutions that were recently acquired. The Bank opened branches on City Line Avenue, Philadelphia and in East Norriton, Montgomery County in the first half of 1997. Additionally, the Bank will open a seventh branch office in Abington, Montgomery County in November 1997. The Bank has formed a planning committee to evaluate prospective locations for new branches which meet the committee's criteria. The planning committee currently has 15 sites under review.

    Future growth plans include the opening of three new branch offices per year in 1998 and 1999. Management's goal in establishing these new branches is to achieve deposits at each branch of at least $35.0 million in three years or less. The Company's net income historically has been affected by new branch openings because the Company incurs incremental non-interest expense when opening a new branch office. Because the Company is substantially larger in 1997 than it was when it previously opened branches in 1992 and 1995, management expects that the incremental non-interest expense resulting from such openings as a percentage of net income will be substantially less in 1997 and future years than it was in the past.

    The Company's Tax Refund Program is a significant component of the Company's net income and provides capital to support the Bank's rapid branch expansion. The Tax Refund Program generated $2.2 million and $2.1 million in revenue during 1997 and 1996, respectively. The Tax Refund Program earnings are realized primarily in the first quarter of the year. These pretax earnings constituted approximately 70% and 75% of the Company's first quarter 1997 and 1996 pretax earnings, respectively, and 51.2% of the Company's pretax earnings for the year ended December 31, 1996. Revenue generated by the Tax Refund Program accounted for 11.5% and 14.6% of total revenues for the nine months ended September 30, 1997 and 1996, respectively. Management has been encouraged by the success of the Tax Refund Program and looks forward to continuing participation in the future. The Company recently signed an extension (with automatic renewals) of the Tax Refund Program agreement with its partner, Jackson Hewitt, ensuring the Company's participation through the April 1999 tax season. See "Risk Factors--Reliance on Jackson Hewitt Relationship."

    The following discussion and analysis of financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, included elsewhere herein.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

OVERVIEW

    The Company's net income increased $627,000, or 26.4%, to $3.0 million for the nine months ended September 30, 1997, from $2.4 million for the nine months ended September 30, 1996. The earnings increased primarily due to an increase in net interest income. Although net income for the comparative periods increased, primary and fully-diluted earnings per share for the nine months ended September 30, 1997 were $0.79 and $0.78 compared to $0.85 and $0.83, respectively, for the nine months ended September 30, 1996, due to the Merger which resulted in a materially greater number of average shares outstanding for the nine months ended September 30, 1997.

ANALYSIS OF NET INTEREST INCOME

    Historically, the Company's earnings have depended primarily upon the Bank's net interest income, which is the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income is affected by changes in the mix of the volume and rates of interest-earning assets and interest-bearing liabilities. The following table provides an analysis of net interest income on an annualized tax-equivalent basis, setting forth for the periods (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earnings assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (iv) the Bank's net interest margin (net interest income as a percentage of average total interest-earning assets). All averages are computed based on daily balances. Nonaccrual loans are included in average loans receivable.

                                                             FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                            --------------------------------------------------------------------------
                                                            1997                                  1996
                                            ------------------------------------  ------------------------------------
                                                         INTEREST                              INTEREST
                                             AVERAGE      INCOME/      YIELD/      AVERAGE      INCOME/      YIELD/
                                             BALANCE    EXPENSE(1)     RATE(2)     BALANCE    EXPENSE(1)     RATE(2)
                                            ----------  -----------  -----------  ----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Federal funds sold.......................  $    7,514   $     300         5.34%  $   31,741   $   1,195         5.03%
 Securities...............................      84,048       4,192         6.65       53,471       2,462         6.14
 Loans receivable.........................     180,019      12,316         9.15      112,735       8,245         9.78
                                            ----------  -----------       -----   ----------  -----------       -----
 Total interest-earning assets............     271,581      16,808         8.28      197,947      11,902         8.04
Other assets..............................      32,318                                17,799
                                            ----------                            ----------
Total assets..............................  $  303,899                            $  215,746
                                            ----------                            ----------
                                            ----------                            ----------
Interest-bearing liabilities:
 Demand deposits, non-interest bearing....  $   52,502   $      --          N/A   $   32,104   $      --          N/A
 Demand deposits, interest-bearing........       8,525         159         2.49%       4,327          82         2.53%
 Money market and savings deposits........      28,761         692         3.21       15,961         467         3.90
 Time deposits............................     173,690       7,587         5.84      138,437       6,101         5.89
                                            ----------  -----------       -----   ----------  -----------       -----
 Total deposits...........................     263,478       8,438         4.28      190,829       6,650         5.60
 Total interest-bearing deposits..........     210,976       8,438         5.35      158,725       6,650         5.60
 Other borrowed funds.....................      13,665         621         6.08        3,400         210         8.26
                                            ----------  -----------       -----   ----------  -----------       -----
 Total interest-bearing liabilities.......     224,641       9,059         5.39      162,125       6,860         5.66
                                            ----------  -----------       -----   ----------  -----------       -----
Other liabilities.........................       6,459                                 7,302
Shareholders' equity......................      20,297                                14,215
                                            ----------                            ----------
Total liabilities and shareholders'
  equity..................................  $  303,899                            $  215,746
                                            ----------                            ----------
                                            ----------                            ----------
Net interest income.......................               $   7,749                             $   5,042
                                                        -----------                           -----------
                                                        -----------                           -----------
Net interest spread.......................                                 3.90%                                 3.32%
                                                                          -----                                 -----
                                                                          -----                                 -----
Net interest margin(3)....................                                 3.82                                  3.41
                                                                          -----                                 -----
                                                                          -----                                 -----

------------------------------
(1) Includes loan fee income.

(2) Yields on investments are calculated based on amortized costs; all yields are annualized.

(3) Represents the difference between interest earned and interest paid, divided by average total interest earning assets.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

    Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The following table sets forth an analysis of volume and rate changes in net interest income for the periods indicated. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates.

                                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                                                  -----------------------------------
                                                                                             1997 VS. 1996
                                                                                  -----------------------------------
                                                                                             CHANGE DUE TO
                                                                                  -----------------------------------
                                                                                   AVERAGE     AVERAGE     INCREASE
                                                                                   VOLUME       RATE      (DECREASE)
                                                                                  ---------  -----------  -----------
                                                                                            (IN THOUSANDS)
Interest earned on:
  Federal funds sold............................................................  $    (984)  $      89    $    (895)
  Securities....................................................................      1,448         282        1,730
  Loans receivable..............................................................      4,800        (729)       4,071
                                                                                  ---------       -----   -----------
Total interest income...........................................................      5,264        (358)       4,906
Interest paid on:
  Demand deposits, money market and savings deposits............................        426        (124)         302
  Time deposits.................................................................      1,557         (71)       1,486
  Other borrowed funds..........................................................        501         (90)         411
                                                                                  ---------       -----   -----------
Total interest expense..........................................................      2,484        (285)       2,199
                                                                                  ---------       -----   -----------
  Net interest income...........................................................  $   2,780   $     (73)   $   2,707
                                                                                  ---------       -----   -----------
                                                                                  ---------       -----   -----------

    The Company's net interest margin increased 41 basis points to 3.82% for the nine months ended September 30, 1997 from 3.41% for the nine months ended September 30, 1996. This increase was primarily due to an increase in the average volume of interest-earning assets. The average yield on interest-earning assets increased 24 basis points to 8.28% for the nine months ended September 30, 1997 from 8.04% for the nine months ended September 30, 1996. The average rate on interest-bearing liabilities decreased by 27 basis points to 5.39% for the nine months ended September 30, 1997 from 5.66% for the nine months ended September 30, 1996.

    The Company's net interest income increased $2.7 million, or 53.7%, to $7.7 million for the nine months ended September 30, 1997 from $5.0 million for the nine months ended September 30, 1996. The increase in net interest income was primarily due to an increase in average interest-earning assets due, in part, to the Merger and also as a result of increased business development. The Company's total interest income increased $4.9 million, or 41.2%, to $16.8 million for the nine months ended September 30, 1997 from $11.9 million for the nine months ended September 30, 1996. Interest and fees on loans increased $4.1 million, or 49.4%, to $12.3 million for the nine months ended September 30, 1997 from $8.2 million for the nine months ended September 30, 1996, largely as a result of an increase in average loan balances of $67.3 million, or 59.7%, to $180.0 million for the nine months ended September 30, 1997 from $112.7 million for the nine months ended September 30, 1996. The yield on the loan portfolio declined 63 basis points to 9.15% for the nine months ended September 30, 1997 from 9.78% for the nine months ended September 30, 1996. This decrease was due primarily to the change in the composition of the loan portfolio and a higher level of non-accrual loans, both as a result of the Merger, as well as more competitive pricing for commercial loan products. Also contributing to the increase in total interest income was an increase in interest and dividend income on securities of $1.7 million, or 70.3%, to $4.2 million for the nine months ended September 30, 1997 from $2.5 million for the nine months ended September 30, 1996. This increase in investment income was the result of a combination of an increase in the average balance of securities owned of $30.5 million, or 57.0%, to $84.0 million for the nine months ended September 30, 1997 from $53.5 million for the nine months ended September 30, 1996, and an increase in yield on the average balance in securities held to 6.65% for the nine months ended September 30, 1997 from 6.14% for the nine months ended September 30, 1996.

    The increase in the average balance of securities is the result of leveraged funding programs employed by the Company that use Federal Home Loan Bank ("FHLB") advances to fund securities purchases. The purpose of these programs is to target growth in net interest income while managing liquidity, credit, market and interest rate risk. From time to time, a specific leveraged funding program may attempt to achieve current earnings benefits by funding security portfolio increases partially with short-term FHLB advances with the expectation that future growth in deposits will replace the FHLB advances at maturity.

    The increase in average yield on interest-earning assets was largely the result of the Company's strategy to reduce its investment in overnight funds, better utilize its borrowing capacity with FHLB advances, and minimize lower yield assets needed for short-term liquidity needs.

    The Company's total interest expense increased $2.2 million, or 32.1%, to $9.1 million for the nine months ended September 30, 1997 from $6.9 million for the nine months ended September 30, 1996. This increase was due to an increase in the volume of average interest-bearing liabilities of $62.5 million, or 38.6%, to $224.6 million for the nine months ended September 30, 1997 from $162.1 million for the nine months ended September 30, 1996. The average rate paid on interest-bearing liabilities decreased 27 basis points to 5.39% for the nine months ended September 30, 1997 from 5.66% for the nine months ended September 30, 1996 due to an decrease in money market and time deposits.

    Interest expense on certificates of deposit increased $1.5 million, or 24.4%, to $7.6 million for the nine months ended September 30, 1997 from $6.1 million for the nine months ended September 30, 1996. This increase was due to an increase in the average volume of certificates of deposit in the amount of $35.3 million, or 25.5%, to $173.7 million for the nine months ended September 30, 1997 from $138.4 million for the nine months ended September 30, 1996, partially offset by decreases in the average interest rates to 5.84% from 5.89%, for the comparative periods.

    Interest expense on FHLB advances was $621,000 for the nine months ended September 30, 1997. The Company had no FHLB advances for the nine months ended September 30, 1996. In 1997, $13.7 million of FHLB advances funded purchases of securities and origination of loans as part of an ongoing leveraged funding program designed to increase earnings while also managing interest rate risk and liquidity. Additionally, the Company utilized FHLB borrowings to fund the Tax Refund Program in 1997. The Company used brokered certificates of deposit to fund the Tax Refund Program in 1996. The Company incurred no interest expense on subordinated debt in the nine months ended September 30, 1997 compared to $233,000 in the nine months ended September 30, 1996 as this debt was retired during the fourth quarter of 1996.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management. The level of the allowance for loan losses is determined by management based upon its evaluation of the known as well as inherent risks within the Bank's loan portfolio. Management's periodic evaluation is based upon an examinaiton of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations and other relevant factors. The provision for loan losses increased $85,000, or 154%, to $140,000 for the nine months ended September 30, 1997 from $55,000 for the nine months ended September 30, 1996. Non-performing assets were 1.18% of total assets at September 30, 1997, compared to 0.81% at December 31, 1996. Delinquencies were 0.36% of total loans at September 30, 1997, compared to 0.75% at December 31, 1996.

NON-INTEREST INCOME

    Total other income increased $312,000, or 13.5%, to $2.6 million for the nine months ended September 30, 1997 from $2.3 million for the nine months ended September 30, 1996. The increase was due primarily to a $159,000 increase in Tax Refund Program income associated with an increase in Tax Refund Product sales in the 1997 tax return season compared to the 1996 tax return season. Additionally, Bank service fees increased $117,000 due to the increase in deposit account activity on higher average levels of deposit balances as a result of the Merger.

NON-INTEREST EXPENSES

    Total other expenses increased $2.2 million, or 58.9%, to $5.9 million for the nine months ended September 30, 1997 from $3.7 million for the nine months ended September 30, 1996. Salaries and benefits increased $1.1 million, or 57.5%, to $3.1 million for the nine months ended September 30, 1997 from $2.0 million for the nine months ended September 30, 1996. The increase was due primarily to an increase in staff as a result of the Merger as well as increases associated with the expansion of the branches and business development staff. Occupancy and equipment expenses increased $228,000, or 35.7%, to $867,000 for the nine months ended September 30, 1997 from $639,000 for the nine months ended September 30, 1996 as a result of opening additional branch offices. Other operating expenses increased $806,000, or 70.8%, to $2.0 million for the nine months ended September 30, 1997 from $1.1 million for the nine months ended September 30, 1996. Other operating expenses encompass all expenses not otherwise categorized, and include items such as data processing costs, professional fees, advertising costs, printing and supplies, insurance and other miscellaneous expenses. The primary reason for increases in other operating expenses was the growth of the Bank associated with the Merger and increased expenses related to the opening of new branch offices.

PROVISION FOR INCOME TAXES

    The provision for income taxes increased $148,000, or 12.4%, to $1.3 million for the nine months ended September 30, 1997 from $1.2 million for the nine months ended September 30, 1996. The increase of $148,000 results from the increase in pre-tax income from 1996 to 1997.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

OVERVIEW

    For the year ended December 31, 1996, the Company reported net income of $2.7 million, or $0.92 in primary earnings per share and $0.88 in fully-diluted earnings per share, compared to net income of $603,000, or $0.31 in primary earnings per share and $0.31 in fully-diluted earnings per share, for the year ended December 31, 1995. The increase in the Company's results during 1996 was primarily the result of the Merger and the Bank's participation in the Tax Refund Program, which generated $2.1 million in revenues during the year ended December 31, 1996. The Bank did not participate in the Tax Refund Program during 1995 due to the uncertain impact of IRS policy changes. Net interest income increased $3.2 million, or 79.2%, to $7.2 million for the year ended December 31, 1996 from $4.0 million for the year ended December 31, 1995. This increase was primarily due to the increase in interest-earning assets as a result of the Merger.

ANALYSIS OF NET INTEREST INCOME

    The following table provides an analysis of net interest income on an annualized tax-equivalent basis, setting forth for the periods (i) average assets, liabilities, and shareholders' equity, (ii) interest income earned on interest-earnings assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average rates paid on interest-bearing liabilities, and (iv) the Bank's net interest margin (net interest income as a percentage of average total interest-earning assets).

All averages are computed based on daily balances. Nonaccrual loans are included in average loans receivable.

                                                                      YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------------
                                               1996                                  1995                             1994
                                -----------------------------------  -------------------------------------  ------------------------
                                            INTEREST                              INTEREST                               INTEREST
                                 AVERAGE     INCOME/      YIELD/      AVERAGE      INCOME/       YIELD/      AVERAGE      INCOME/
                                 BALANCE   EXPENSE(1)     RATE(2)     BALANCE    EXPENSE(1)      RATE(2)     BALANCE    EXPENSE(1)
                                ---------  -----------  -----------  ---------  -------------  -----------  ---------  -------------
                                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold..........  $  26,488   $   1,346         5.08%  $   2,953    $     176          5.96%  $   7,465    $     278
  Securities..................     60,389       3,759         6.23      34,687        2,016          5.81      26,263        1,442
  Loans receivable............    132,294      11,798         8.92      78,489        7,710          9.82      69,838        5,521
                                ---------  -----------         ---   ---------       ------           ---   ---------       ------
  Total interest-earning
    assets....................    219,171      16,903         7.71     116,129        9,902          8.53     103,566        7,241
Other assets..................      3,029                                4,139                                  3,332
                                ---------                            ---------                              ---------
Total assets..................  $ 222,200                            $ 120,268                              $ 106,898
                                ---------                            ---------                              ---------
                                ---------                            ---------                              ---------
Interest-bearing liabilities:
  Demand deposits,
    non-interest bearing......  $  23,909                            $   8,939                              $   7,260
  Demand deposits, interest-
    bearing...................      5,623         140         2.49%      1,504           33          2.19%      1,478           30
  Money market and savings
    deposits..................     21,594         674         3.12      13,878          516          3.72      17,377          637
  Time deposits...............    148,834       8,663         5.82      81,404        5,004          6.15      68,152        2,997
                                ---------  -----------         ---   ---------       ------           ---   ---------       ------
  Total deposits(3)...........    199,960       9,477         4.73     105,725        5,553          5.25      94,267        3,664
                                ---------  -----------         ---   ---------       ------           ---   ---------       ------
  Total interest-bearing
    deposits..................    176,051       9,477         5.38      96,786        5,553          5.74      87,007        3,664
  Other borrowed funds........      2,920         238         8.15       4,431          338          7.63       3,691          280
  Total interest-bearing
    liabilities...............    202,880       9,715         4.79     110,156        5,891          5.35      97,958        3,944
                                ---------  -----------         ---   ---------       ------           ---   ---------       ------
Other liabilities.............      4,124                                1,845                                  1,298
Shareholders' equity..........     15,196                                8,267                                  7,642
                                ---------                            ---------                              ---------
Total liabilities and
  shareholders' equity........  $ 222,200                            $ 120,268                              $ 106,898
                                ---------                            ---------                              ---------
                                ---------                            ---------                              ---------
Net interest income...........              $   7,188                             $   4,011                              $   3,297
                                           -----------                               ------                                 ------
                                           -----------                               ------                                 ------
Net interest spread...........                                2.92%                                  3.18%
                                                               ---                                    ---
                                                               ---                                    ---
Net interest margin(4)........                                3.28                                   3.45
                                                               ---                                    ---
                                                               ---                                    ---


                                  YIELD/
                                  RATE(2)
                                -----------

Interest-earning assets:
  Federal funds sold..........        3.72%
  Securities..................        5.49
  Loans receivable............        7.91
                                       ---
  Total interest-earning
    assets....................        6.99
Other assets..................

Total assets..................

Interest-bearing liabilities:
  Demand deposits,
    non-interest bearing......
  Demand deposits, interest-
    bearing...................        2.30%
  Money market and savings
    deposits..................        3.61
  Time deposits...............        4.41
                                       ---
  Total deposits(3)...........        3.89
                                       ---
  Total interest-bearing
    deposits..................        4.14
  Other borrowed funds........        7.60
  Total interest-bearing
    liabilities...............        4.03
                                       ---
Other liabilities.............
Shareholders' equity..........

Total liabilities and
  shareholders' equity........

Net interest income...........

Net interest spread...........        2.96%
                                       ---
                                       ---
Net interest margin(4)........        3.18
                                       ---
                                       ---

------------------------------

(1) Includes loan fee income.

(2) Yields on investments are calculated based on amortized costs; all yields are annualized.

(3) Excludes borrowed funds.

(4) Represents the difference between interest earned and interest paid, divided by average total interest earning assets.

RATE/VOLUME ANALYSIS OF CHANGES IN NET INTEREST INCOME

    Net interest income may also be analyzed by segregating the volume and rate components of interest income and interest expense. The following table sets forth an analysis of volume and rate changes in net interest income for the periods indicated. For purposes of this table, changes in interest income and interest expense are allocated to volume and rate categories based upon the respective percentage changes in average balances and average rates.

                                                            1996 VS. 1995                      1995 VS. 1994
                                                  ---------------------------------  ---------------------------------
                                                            CHANGE DUE TO                      CHANGE DUE TO
                                                  ---------------------------------  ---------------------------------

                                                   AVERAGE     AVERAGE    INCREASE    AVERAGE    AVERAGE    INCREASE
                                                   VOLUME       RATE      (DECREASE)  VOLUME      RATE     (DECREASE)
                                                  ---------  -----------  ---------  ---------  ---------  -----------
                                                                             (IN THOUSANDS)
Interest earned on:
  Federal funds sold............................  $   1,200   $     (30)  $   1,170  $    (220) $     118   $    (102)
  Securities....................................      1,585         158       1,743        510         65         575
  Loans receivable..............................      4,865        (777)      4,088        741      1,448       2,189
                                                  ---------  -----------  ---------  ---------  ---------  -----------
Total interest income...........................      7,650        (649)      7,001      1,031      1,631       2,662
Interest paid on:
  Demand deposits, money market and savings
    deposits....................................        352         (87)        265       (124)        11        (113)
  Time deposits.................................      3,942        (283)      3,659        660      1,342       2,002
Other borrowed funds............................       (100)         --        (100)        56          1          57
                                                  ---------  -----------  ---------  ---------  ---------  -----------
  Total interest expense........................      4,194        (370)      3,824        592      1,354       1,946
                                                  ---------  -----------  ---------  ---------  ---------  -----------
  Net interest income...........................  $   3,456   $    (279)  $   3,177  $     439  $     277   $     716
                                                  ---------  -----------  ---------  ---------  ---------  -----------
                                                  ---------  -----------  ---------  ---------  ---------  -----------

    The Company's total interest income increased $7.0 million, or 70.7%, to $16.9 million for the year ended December 31, 1996 from $9.9 million for the year ended December 31, 1995. The average balance of interest-earning assets increased $103.1 million, or 88.7%, to $219.2 million for the year ended December 31, 1996 from $116.1 million for the year ended December 31, 1995. The yield on interest-earning assets decreased 82 basis points to 7.71% for the year ended December 31, 1996 from 8.53% for the year ended December 31, 1995. Total interest expense increased $3.8 million, or 64.9%, to $9.7 million for the year ended December 31, 1996 from $5.9 million for the year ended December 31, 1995. The average balance of interest-bearing liabilities increased $92.7 million, or 84.2%, to $202.9 million for the year ended December 31, 1996 from $110.2 million for the year ended December 31, 1995. The average rate on interest-bearing liabilities decreased 56 basis points to 4.79% for the year ended December 31, 1996 from 5.35% for the year ended December 31, 1995. The increases in interest income and interest expense were principally the result of a higher volume of interest-earning assets and interest-bearing liabilities in 1996 as a result of the Merger. The ratio of interest expense to interest income was 57.5% for the year ended December 31, 1996 compared to a ratio of 59.5% for the year ended December 31, 1995. The Merger was also primarily responsible for the changes in average rate in 1996 as compared to 1995.

PROVISION FOR LOAN LOSSES

    The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management. The level of the allowance for loan losses is determined by management based upon its evaluation of the known as well as inherent risks within the Bank's loan portfolio. Management's periodic evaluation is based upon an examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examinations and other relevant factors. The provision for loan losses decreased $68,000, or 30%, to $155,000 for the year ended December 31, 1996 from $223,000 for the year ended December 31, 1995. Non-performing assets were

0.81% of total assets at December 31, 1996, compared to 0.63% at December 31, 1995. Delinquencies were 1.78% of total loans at December 31, 1996, compared to 0.86% at December 31, 1995.

NON-INTEREST INCOME

    Non-interest income increased $2.5 million to $2.6 million for the year ended December 31, 1996 from $155,000 for the year ended December 31, 1995. Non-interest income as a percentage of gross revenues was 13.4% and 1.5% for the years ended December 31, 1996 and 1995, respectively. This increase was due to the Bank's participation in the Tax Refund Program in 1996. The Bank did not participate in the Tax Refund program during 1995.

NON-INTEREST EXPENSE

    Salaries and employee benefits increased $1.3 million, or 80.4%, to $2.9 million for the year ended December 31, 1996 from $1.6 million for the year ended December 31, 1995. This increase was the result of additions in staffing due to the Merger, as well as non-recurring severance costs.

    Occupancy and equipment expenses increased $337,000, or 59.7%, to $901,000 for the year ended December 31, 1996 from $564,000 for the year ended December 31, 1995. These expenses were comprised mainly of rental, equipment and maintenance expense. Professional fees declined $45,000, or 13.8%, to $282,000 for the year ended December 31, 1996 from $327,000 for the year ended December 31, 1995 as the result of management's efforts to reduce the use of outside consultants.

    Other expenses increased $960,000, or 169.6%, to $1.5 million for the year ended December 31, 1996 from $566,000 for the year ended December 31, 1995. Major components of this category included advertising, insurance other than premises, and general/administrative expenses. The year-to-year increase of $960,000 is attributable to increased operating costs resulting from the Merger and the increased size of the Company.

PROVISION FOR INCOME TAXES

    The provision for income taxes increased $1.1 million to $1.4 million for the year ended December 31, 1996 from $291,000 for the year ended December 31, 1995. The effective tax rate was 33.2% for the year ended December 31, 1996 compared to 32.6% for the year ended December 31, 1995.

FINANCIAL CONDITION

SEPTEMBER 30, 1997 COMPARED TO DECEMBER 31, 1996

    Total assets increased $29.4 million, or 10.7%, to $303.2 million at September 30, 1997 from $273.8 million at December 31, 1996. The increase in assets was the result of higher levels of loans and securities, which were funded by the net increase in borrowings in the nine months ended September 30, 1997. Net loans increased $14.4 million, or 8.5%, to $184.4 million at September 30, 1997 from $170.0 million at December 31, 1996. Securities increased $20.2 million, or 24.9%, to $101.1 million at September 30, 1997 from $81.0 million at December 31, 1996. The increase was due primarily to the purchase of $20.0 million in securities as part of the Company's leveraged funding strategy which is intended to increase earnings.

    Cash and due from banks, interest-bearing deposits, which are held at the Federal Home Loan Bank of Pittsburgh, and federal funds sold are all liquid funds. The aggregate amount in these three categories decreased by $8.2 million, or 52.9%, to $7.3 million at September 30, 1997 from $15.5 million at December 31, 1996 because the Company redeployed these funds into higher yielding loans and securities. This redeployment of liquid assets was done in anticipation of the utilization of the Company's borrowing capacity with the FHLB.

    Bank premises and equipment, net of accumulated depreciation, increased $1.2 million, or 170.9.%, to $1.9 million at September 30, 1997 from $711,000 at December 31, 1996. The increase was attributable mainly to the construction of the Bank's new branch offices.

    Total liabilities increased $26.3 million, or 10.3%, to $281.7 million at September 30, 1997 from $255.4 million at December 31, 1996. During the nine months ended September 30, 1997, deposits, the Company's primary source of funds, decreased $2.2 million, or 0.9%, to $247.9 million at September 30, 1997 from $250.1 million at December 31, 1996. The aggregate of transaction accounts, which include demand, money market and savings accounts, decreased $2.0 million, or 2.9%, to $68.0 million at September 30, 1997 from $70.0 million at December 31, 1996. Certificates of deposit declined $157,000, or 0.1%, to $179.8 million at September 30, 1997 from $180 million at December 31, 1996. During the first quarter of 1997 higher costing certificates of deposit were allowed to run-off in favor of lower cost borrowings at the FHLB. This run-off was later partially replaced by the growth in deposits from the new branches.

    FHLB borrowings were $27.3 million at September 30, 1997. There were no FHLB borrowings at December 31, 1996. The increase was primarily the result of the Company's leveraged funding strategy of utilizing short-term and long-term FHLB advances to purchase investment securities and to fund new loan originations.

DECEMBER 31, 1996 COMPARED TO DECEMBER 31, 1995

    The Company's total assets increased $142.7 million, or 108.8%, to $273.8 million at December 31, 1996 from $131.1 million at December 31, 1995. This increase was primarily due to the Merger. The Company's asset mix remained relatively stable. Net loans receivable increased $84.8 million, or 99.5%, to $170.0 million at December 31, 1996 from $85.2 million at December 31, 1995. Net loans represented 62.1% and 65.0% of total assets at December 31, 1996 and 1995, respectively. Total investment securities increased $42.6 million, or 111.1%, to $81.0 million at December 31, 1996 from $38.4 million at December 31, 1995. Investment securities represented 29.6% and 29.3% of total assets at December 31, 1996 and 1995, respectively. Total deposits increased $133.6 million, or 114.8%, to $250.1 million at December 31, 1996 from $116.4 million at December 31, 1995. Loans receivable generally represent the highest earning assets of a bank's portfolio. The ratio of loans receivable to total deposits was approximately 68.0% at December 31, 1996 compared to approximately 73.2% at December 31, 1995.

INTEREST RATE RISK MANAGEMENT

    Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. The Bank typically defines interest-sensitive assets and interest-sensitive liabilities as those that reprice within one year or less. Maintaining an appropriate match is a method of avoiding wide fluctuations in net interest margin during periods of changing interest rates.

    The difference between interest-sensitive assets and interest-sensitive liabilities is known as the "interest-sensitivity gap" ("GAP"). A positive GAP occurs when interest-sensitive assets exceed interest-sensitive liabilities repricing in the same time periods, and a negative GAP occurs when interest-sensitive liabilities exceed interest-sensitive assets repricing in the same time periods. A negative GAP ratio suggests that a financial institution may be better positioned to take advantage of declining interest rates rather than increasing interest rates, and a positive GAP ratio suggests the converse.

    Shortcomings are inherent in a simplified and static GAP analysis that may result in an institution with a negative GAP having interest rate behavior associated with an asset-sensitive balance sheet. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Furthermore, repricing characteristics of certain assets and liabilities may vary substantially within a given time period. In the event of a change in interest rates, prepayment and early withdrawal levels could also deviate significantly from those assumed in calculating GAP in the manner presented in the table below.

    The Bank attempts to manage its assets and liabilities in a manner that stabilizes net interest income under a broad range of interest rate environments. Adjustments to the mix of assets and liabilities are made periodically in an effort to provide dependable and steady growth in net interest income regardless of the behavior of interest rates.

    The following table presents a summary of the Bank's interest rate sensitivity GAP at September 30, 1997. For purposes of this table, the Bank has used assumptions based on industry data and historical experience to calculate the expected maturity of loans because, statistically, certain categories of loans are prepaid before their maturity date, even without regard to interest rate fluctuations. Additionally certain prepayment assumptions were made with regard to investment securities based upon the expected prepayment of the underlying collateral of the mortgage backed securities.

                                             0-90       91-180     181-365       1-5
                                             DAYS        DAYS        DAYS       YEARS     OVER 5 YRS    TOTAL
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                                                  (DOLLARS IN THOUSANDS)
Interest sensitive assets:
Securities..............................  $   33,365  $    6,903  $    6,427  $   24,765  $   31,712  $  103,172
Loans receivable........................      84,136       6,833      14,831      54,036      26,498     186,334
                                          ----------  ----------  ----------  ----------  ----------  ----------
Total...................................     117,501      13,736      21,258      78,801      58,210     289,506
                                          ----------  ----------  ----------  ----------  ----------  ----------

Cumulative total........................  $  117,501  $  131,237  $  152,495  $  231,296  $  289,506
                                          ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------

Interest sensitive liabilities:
Demand interest-bearing(1)..............  $    4,117  $       --  $       --  $    2,058  $    2,058  $    8,233
Savings accounts(1).....................       1,034          --          --          --       1,033       2,067
Money market accounts(1)................      11,887          --          --       5,943       5,943      23,773
FHLB borrowings.........................      18,621       1,325       1,800       5,600          --      27,346
Time deposits...........................      40,503      23,327      63,840      52,195           5     179,870
                                          ----------  ----------  ----------  ----------  ----------  ----------

Total...................................      76,162      24,652      65,640      65,796       9,039     241,289
                                          ----------  ----------  ----------  ----------  ----------  ----------

Cumulative total........................  $   76,162  $  100,814  $  166,454  $  232,250  $  241,289
                                          ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------

Interest rate sensitivity GAP...........  $   41,339  $  (10,916) $  (44,382) $   13,005  $   49,171  $   48,217

Cumulative GAP..........................  $   41,339  $   30,423  $  (13,959) $     (954) $   48,217
                                          ----------  ----------  ----------  ----------  ----------
                                          ----------  ----------  ----------  ----------  ----------

Interest sensitive assets/
 interest sensitive liabilities.........         1.5x        1.3x        0.9x        1.0x        1.2x

Cumulative GAP/
 total earning assets...................        14.3%       10.5%       -4.8%       -0.3%       16.7%

------------------------

(1) For interest rate sensitivity purposes 50% of these deposits are assumed to reprice within one year.

CAPITAL

    The Company's Tier l capital to risk-weighted assets ratio was 10.97% at September 30, 1997 compared to 10.08% at December 31, 1996. These ratios exceeded the Tier 1 regulatory capital requirement of 4.00%. The Company's total capital to risk-weighted assets ratio was 11.97% at September 30, 1997 compared to 11.25% at December 31, 1996. These ratios exceeded the total risk-based capital regulatory requirement of 8.00%. The Company's leverage ratio was 7.25% at September 30, 1997, compared to 6.65% at December 31, 1996. The increase in the Company's leverage ratio was due to the

Company's higher level of earnings in the nine months ended September 30, 1997. The Company remains categorized as "well capitalized" under applicable Federal regulations. The Bank is subject to similar capital requirements adopted by the FRB. At September 30, 1997, the Bank's capital exceeded all regulatory requirements and the Bank remains categorized as "well capitalized" under applicable federal regulations.

LIQUIDITY

    Financial institutions must maintain liquidity to meet day-to-day requirements of depositors and borrowers, take advantage of market opportunities, and provide a cushion against unforeseen needs. Liquidity needs can be met by either reducing assets or increasing liabilities. Sources of asset liquidity are provided by cash and amounts due from banks, interest-bearing deposits with banks, and federal funds sold.

    The Company's liquid assets totaled $7.3 million at September 30, 1997 compared to $15.5 million at December 31, 1996. Maturing and repaying loans are another source of asset liquidity. At September 30, 1997, the Bank estimated that an additional $15.8 million of loans will mature or repay in the next six-month period ended March 31, 1998.

    Liability liquidity can be met by attracting deposits with competitive rates, buying federal funds or utilizing the facilities of the Federal Reserve System or the Federal Home Loan Bank System. The Bank utilizes a variety of these methods of liability liquidity. At September 30, 1997, the Bank had $70 million in unused lines of credit available to it under informal arrangements with correspondent banks compared to $99 million at December 31, 1996. These lines of credit enable the Bank to purchase funds for short-term needs at current market rates.

    At September 30, 1997, the Company had outstanding commitments (including unused lines of credit and letters of credit) of $16.7 million. Certificates of deposit which are scheduled to mature within one year totaled $127.7 million at September 30, 1997, and borrowings that are scheduled to mature within the same period amounted to $21.7 million. The Company anticipates that it will have sufficient funds available to meet its current commitments.

    As of September 30, 1997, capital expenditures that were anticipated for the remainder of 1997 included approximately $400,000 required to complete the site improvements and construction of a full-service branch in Abington, Montgomery County. These cost estimates also include furniture, fixtures and equipment costs necessary to operate this office.

EFFECTS OF INFLATION

    The majority of assets and liabilities of a financial institution are monetary in nature. Therefore, a financial institution differs greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Management believes that the most significant impact of inflation on financial results is the Company's ability to react to changes in interest rates. As discussed previously, management attempts to maintain an essentially balanced position between rate sensitive assets and liabilities over a one year time horizon in order to protect net interest income from being affected by wide interest rate fluctuations.

NEW FINANCIAL ACCOUNTING STANDARDS

MORTGAGE SERVICING RIGHTS

    In 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (hereafter, a "Statement") No. 122, "Accounting for Mortgage Servicing Rights," which amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities." This Statement applies to all mortgage banking activities in which a mortgage loan is originated or purchased and then sold or securitized with the right to service the loan retained by the seller. The total cost of the mortgage loan is allocated between the mortgage servicing rights and the mortgage loan based on their relative fair values. The mortgage servicing rights are capitalized as assets and amortized over the period of estimated net servicing income. Additionally, these servicing rights are subject to an impairment analysis based on their fair value in future periods. This Statement was effective for transactions in which mortgage loans are sold or securitized beginning January 1, 1996. For the year ended December 31, 1996 and for the nine months ended September 30, 1997, the impact of this Statement on the Company was immaterial.

STOCK-BASED COMPENSATION

    In 1996, the Company adopted Statement No. 123, "Accounting for Stock-based Compensation." This Statement provides the Company with a choice of how to account for the issuance of stock options and other stock grants. This Statement encourages companies to account for stock options at their fair value and recognize the expense as compensation over the service period, but also permits companies to follow existing accounting rules under Accounting Principles Board ("APB") Opinion No. 25. Companies electing to follow APB Opinion No. 25 rules are required to disclose pro forma net income and earnings per share information as if the new fair value approach had been adopted. The Company is continuing to follow existing accounting rules under APB Opinion No. 25 for options granted, with pro forma disclosure in the footnotes to the Company's Consolidated Financial Statements.

EARNINGS PER SHARE

    In February 1997 the FASB issued SFAS No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing EPS previously found in APB Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This Statement requires restatement of all prior period EPS data presented upon adoption.

    The pro forma effect of Statement No. 128 on EPS of the Company is shown in the following table:

                                                                         FOR THE NINE MONTHS
                                                                                ENDED                FOR THE YEAR ENDED
                                                                            SEPTEMBER 30,               DECEMBER 31,
                                                                         --------------------  -------------------------------
                                                                           1997       1996       1996       1995       1994
                                                                         ---------  ---------  ---------  ---------  ---------
HISTORICAL EPS(1)
  Primary..............................................................  $    0.79  $    0.85  $    0.92  $    0.31  $    0.42
  Fully-diluted........................................................       0.78       0.83       0.88       0.31       0.42
PRO FORMA EPS(1)
  Basic................................................................  $    0.87  $    0.92  $    0.97  $    0.31  $    0.42
  Diluted..............................................................       0.79       0.88       0.92       0.31       0.42

------------------------

(1) Adjusted to reflect a 20% stock dividend paid on April 15, 1997.

REPORTING COMPREHENSIVE INCOME

    In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Statement No. 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement. Statement No. 130 is effective for fiscal years beginning after December 15, 1997. The impact of this Statement on the Company would be to require additional disclosures in the Company's financial statements.

OPERATING SEGMENT DISCLOSURE

    In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information." Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement No. 131 is effective for periods beginning after December 15, 1997. The impact, if any, of this Statement on the Company would be to require additional disclosures in the Company's financial statements.

                                    BUSINESS

GENERAL

    The Company is a Pennsylvania corporation headquartered in Philadelphia, Pennsylvania and is a registered bank holding company for the Bank, a Pennsylvania-chartered commercial bank, which is the Company's wholly-owned subsidiary. The Bank is a member of the Federal Reserve System and the Bank's deposits are insured by the FDIC to the fullest extent provided by law. The Company was the surviving corporation in the Merger, and the Bank was the surviving bank in the merger of Republic Bank with and into First Executive Bank, each of which was completed in June 1996. The Bank serves the Greater Philadelphia area and is the third largest bank headquartered in Philadelphia. The Bank presently conducts banking activities through its six branches, including three located in Center City Philadelphia and one each in Ardmore and East Norriton, Montgomery County and one located on City Line Avenue, Philadelphia County. A seventh branch is scheduled to open in Abington, Montgomery County in November 1997. At September 30, 1997, the Company had total consolidated assets, deposits, net loans and shareholders' equity of $303.2 million, $247.9 million, $184.4 million and $21.4 million, respectively.

    The Bank is engaged in the Tax Refund Program through a contractual relationship with Jackson Hewitt to provide Tax Refund Products to Jackson Hewitt customers. Through the Tax Refund Program, the Bank offers Tax Refund Products to qualifying Jackson Hewitt customers, which provides the Bank with significant interest and fee income.

MARKET OVERVIEW

    The Bank's primary market service area consists of the Greater Philadelphia region, including Center City Philadelphia and the northern and western suburban communities located principally in Montgomery County. To a lesser extent, the Bank also serves the surrounding counties of Bucks, Chester and Delaware in Pennsylvania, southern New Jersey and northern Delaware.

    As of June 30, 1996, there were 37 different banking institutions operating approximately 330 branch offices and having total deposits of approximately $24.0 billion in Philadelphia. The four largest of these institutions with respect to total deposits operated over 63% of the area's branch offices and had approximately 78% of the area's deposits. The Bank had the 12th largest deposit market share in the City of Philadelphia as of June 30, 1996, with deposits of $223.9 million.

    The Bank is a leading provider of Tax Refund Products. There are a limited number of banks that provide this service nationwide. Management believes that the demand for Tax Refund Products will grow as a result of the IRS' intention to encourage electronic filing of tax returns and the increasing complexity of tax forms. The Bank generates significant revenue from the Tax Refund Program. Recently, the Company and Jackson Hewitt extended the Tax Refund Program through October 31, 1999, subject to automatic renewal provisions. See "--Products and Services--Tax Refund Products."

OPERATING STRATEGY

    The Company's objective is for the Bank to become the primary alternative to the large banks that dominate the Greater Philadelphia market. The Company's management team has developed a business strategy consisting of the following key elements to achieve this objective:

    EXPANDING THE BRANCH SYSTEM. Management plans to develop a cohesive network of branches that will be within a ten minute drive of most of the major commercial centers in its marketplace. Management intends to build this network by opening three branches each year through 1999 that are strategically located in commercial corridors of suburban Philadelphia. The Bank's Abington branch, scheduled to open in November 1997, is a prime example of this strategy. This branch is located in a major suburban commercial center and is easily accessible from a major local traffic artery. The branch manager has significant banking experience and contacts in the targeted community. The efforts of this manager will be supported by marketing assistance from loan officers assigned to that community. In addition, the Company will consider acquisition opportunities that will enhance earnings and growth capabilities. The Company expects to fund this expansion through, among other things, revenue generated from the Tax Refund Program. See "Risk Factors--Reliance on Jackson Hewitt Relationship."

    PROVIDING ATTENTIVE AND PERSONALIZED SERVICE. The Company believes that a very attractive niche exists serving small- to medium-sized business customers not adequately served by the larger competitors. The Company believes this segment of the market responds very positively to the attentive and highly personalized service provided by the Bank. The Bank offers individuals and small- to medium-sized businesses a wide array of banking products, informed and friendly service, extended operating hours, consistently applied credit policies, and local, timely decision making. The banking industry is experiencing a period of rapid consolidation and many local branches have been acquired by large out-of-market institutions. The ensuing changes in these banking institutions have resulted in a change in their product offerings and the degree of personal attention they provide to their customers. The Company has capitalized on these dynamics by offering a community banking alternative and tailoring its product offering to fill voids created as larger competitors increase the price of products and services or de-emphasize such products and services.

    MAINTAINING SUPERIOR OPERATING RESULTS. The Company's long-term goal is to maintain a return on average equity in excess of 15% while maintaining a 15% asset growth rate. The Company expects to fund significant expansion and simultaneously meet its operating goals, in part, because of the income earned through the Tax Refund Program. To accomplish these goals the strategy is for the Bank to maintain sufficient margins on incremental growth through efficient utilization and leveraging of capital.

    ATTRACTING AND RETAINING HIGHLY EXPERIENCED PERSONNEL. The Bank's executive officers and other personnel have substantial employment experience with larger banks in the region. When opening new branches, as in the case of the Abington office, the Bank extensively screens and trains its employees to ensure the staff has the necessary ability and contacts in the community to foster rapid growth. The Company seeks to instill a sales and service oriented culture in its personnel in order to build customer relationships and maximize cross-selling opportunities. The Company offers meaningful sales-based incentives to all its customer contact employees.

    CAPITALIZING ON MARKET DYNAMICS. In the past two years, banks controlling over 45% of the deposits in the Bank's primary market areas have been acquired by large and super-regional bank holding companies. The ensuing cultural changes in these banking institutions have resulted in a change in their product offerings and the degree of personal attention they provide. The Company has sought to capitalize on these changes by offering a community banking alternative. As a result, the Company believes it has a tremendous opportunity to increase its market share.

    DEVELOPING SPECIALIZED PRODUCTS. The Company has built the Tax Refund Program into a significant source of income. Management will continue to explore and develop other opportunities to provide specialized banking products and services that command higher profit margins.

PRODUCTS AND SERVICES

    TRADITIONAL BANKING PRODUCTS AND SERVICES. The Bank offers a range of commercial and retail banking services to its customers, including commercial loans, commercial loans secured by real estate, personal and business checking and savings accounts, certificates of deposit, residential mortgages and consumer loans. The Bank's commercial loan customers typically borrow between $250,000 and $750,000. The Bank attempts to offer a high level of personalized service to both its commercial and consumer customers. In addition, the Bank provides travelers' checks, money orders and other typical banking services. The Bank is a member of the MAC and PLUS networks in order to provide customers with access to automated teller machines worldwide. The Bank makes credit cards available to its customers through correspondent banking institutions.

    TAX REFUND PRODUCTS. The Bank is engaged in the Tax Refund Program through a contractual relationship with Jackson Hewitt. Through the Tax Refund Program, the Bank provides Tax Refund Products to qualifying Jackson Hewitt customers. The Tax Refund Products, ACRs and RALs, enable taxpayers to receive tax refunds faster than if they filed their tax returns by mail. An ACR enables a taxpayer to have a refund directly deposited into a bank account, established by the Bank solely for this purpose, within two to three weeks after filing a tax return. A RAL is a recourse loan secured by the taxpayer's federal income tax refund and is made within one or two days after filing a tax return. During the 1997 tax season, the Bank provided approximately 234,000 ACRs and 103,000 RALs to Jackson Hewitt customers.

    The Bank receives a processing fee for each ACR and RAL it provides. When the Bank provides a RAL, it receives an additional fee that is equal to 4% of the RAL. If the IRS does not deposit the expected refund into the bank account established for its receipt because, among other reasons, the taxpayer owes back taxes, the amount due under a RAL will not be paid without instituting individual collection actions against the taxpayer. The risk of RAL default in excess of 4% is apportioned between the Bank and Jackson Hewitt on a 35%/65% basis, respectively. The default rate did not exceed 4% in 1997 or 1996.

    The Bank participated in the Tax Refund Program in 1997 and 1996, but did not participate in 1995 due to a significant change by the IRS in the administration of the electronic filing and refund program, which was subsequently changed the following year. The Tax Refund Program generated $2.2 million and $2.1 million in revenue during 1997 and 1996, respectively. The Tax Refund Program earnings are realized primarily in the first quarter of the year. These pretax earnings constituted approximately 70% and 89% of the Company's first quarter 1997 and 1996 pretax earnings, respectively, and 51.2% of the Company's pretax earnings for the year ended December 31, 1996. Revenue generated by the Tax Refund Program accounted for 11.5% and 14.6% of total revenues in the nine months ended September 30, 1997 and 1996, respectively. See "Risk Factors--Reliance on Jackson Hewitt Relationship."

    The Bank has adopted stringent underwriting standards, instituted independent credit checks, set loan limits based on past history and increased pricing to reflect the risk associated with RALs. In addition, the Bank participates in cross-collection arrangements with other RAL lenders. Under these arrangements, the banks share information regarding the identity of, and amounts payable by, delinquent RAL borrowers. By sharing this information the banks are able to identify these individuals in later tax seasons should they obtain a RAL from a tax preparation company. RAL borrowers are advised in advance that should they become identified as owing any portion of a RAL from a prior tax season, any tax refunds attributable to such borrower will be offset first against the prior debt.

BRANCH EXPANSION PLANS AND GROWTH STRATEGY

    The Company plans to achieve growth and market penetration by expanding the Bank's branch network into markets with a significant number of commercial businesses. The Bank has an aggressive branch expansion plan and expects to open three branches per year in 1998 and 1999 and is currently considering 15 sites as possible locations for new branches. Management's goal when establishing a new branch is to achieve deposits of at least $35.0 million in three years or less. The Bank opened its Ardmore, City Line Avenue and East Norriton branches in November 1995, March 1997 and May 1997, respectively. As of September 30, 1997, these branches had $21.6 million, $5.4 million and $4.2 million in deposits, respectively. The Bank will open its seventh branch office in Abington, Montgomery County in November 1997.

LOAN PORTFOLIO

    The Company's loan portfolio consists of commercial loans, commercial real estate loans, commercial loans secured by one-to-four family residential property, as well as residential, home equity loans and consumer loans. Commercial loans are primarily term loans made to small- to medium-sized businesses and professionals for working capital purposes. The majority of these commercial loans are collateralized by real estate and further secured by other collateral and personal guarantees. The Bank's commercial loans average from $250,000 to $750,000 in amount.

    The Company's net loans increased $14.4 million, or 8.5%, to $184.4 million at September 30, 1997 from $170.0 million at December 31, 1996, which were funded by an increase in borrowings.

    The following table sets forth the Company's gross loans by major categories for the periods indicated:

LOAN PORTFOLIO COMPOSITION

                                            AT SEPTEMBER 30,                         AT DECEMBER 31,
                                         -----------------------  ------------------------------------------------------
                                            1997        1996         1996       1995       1994       1993       1992
                                         ----------  -----------  ----------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS)
Commercial:
  Real estate secured..................  $   68,794  $    59,169  $   62,016  $  34,353  $  22,979  $  16,160  $  12,628
  Non-real estate secured/ unsecured...      37,778       42,458      45,007     23,183     27,429     29,653     33,669
                                         ----------  -----------  ----------  ---------  ---------  ---------  ---------
    Total commercial...................     106,572      101,627     107,023     57,536     50,408     45,813     46,297
Residential real estate................      73,582       54,604      61,240     26,781     20,493     16,279     12,502
Consumer and other.....................       6,180        4,569       3,831      1,546      1,182        829        994
                                         ----------  -----------  ----------  ---------  ---------  ---------  ---------
    Total loans........................  $  186,334  $   160,800  $  172,094  $  85,863  $  72,083  $  62,921  $  59,793
                                         ----------  -----------  ----------  ---------  ---------  ---------  ---------
                                         ----------  -----------  ----------  ---------  ---------  ---------  ---------

LOAN MATURITY AND INTEREST RATE SENSITIVITY

    The amount of loans outstanding by category as of the dates indicated, which are due in (i) one year or less, (ii) more than one year through five years and
(iii) over five years, is shown in the following table. Loan balances are also categorized according to their sensitivity to changes in interest rates.

                                                     AT SEPTEMBER 30, 1997                      AT DECEMBER 31, 1996
                                         ----------------------------------------------  -----------------------------------
                                                       MORE THAN                                       MORE THAN
                                                       ONE YEAR                                        ONE YEAR
                                                        THROUGH      OVER                               THROUGH      OVER
                                          ONE YEAR       FIVE        FIVE       TOTAL     ONE YEAR       FIVE        FIVE
                                           OR LESS       YEARS       YEARS      LOANS      OR LESS       YEARS       YEARS
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                                                       (DOLLARS IN THOUSANDS)
Commercial.............................   $  12,735    $  65,674   $  28,163  $ 106,572   $  20,028    $  62,254   $  24,741
Residential real estate................       4,843       36,295      32,444     73,582       7,562       34,179      19,499
Consumer and other.....................         359        2,356       3,465      6,180         607        1,946       1,278
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
    Total..............................   $  17,937    $ 104,325   $  64,072  $ 186,334   $  28,197    $  98,379   $  45,518
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------

Loans with fixed rate..................   $  10,873    $  72,451   $  27,853  $ 111,177   $   9,163    $  58,761   $  21,257
Loans with floating rate...............       7,064       31,874      36,219     75,157      19,034       39,618      24,261
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
    Total..............................   $  17,937    $ 104,325   $  64,072  $ 186,334   $  28,197    $  98,379   $  45,518
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
                                         -----------  -----------  ---------  ---------  -----------  -----------  ---------
Percent composition by maturity........        9.63%       55.99%      34.38%    100.00%      16.38%       57.10%      26.45%
Fixed rate loans as a percentage of
  total loans maturing.................       60.62        69.45       43.47      59.67       32.50        59.73       46.70
Floating rate loans as a percentage of
  total loans maturing.................       39.38        30.55       56.53      40.33       67.50        40.27       53.30


                                           TOTAL
                                           LOANS
                                         ---------

Commercial.............................  $ 107,023
Residential real estate................     61,240
Consumer and other.....................      3,831
                                         ---------
    Total..............................  $ 172,094
                                         ---------
                                         ---------
Loans with fixed rate..................  $  89,181
Loans with floating rate...............     82,913
                                         ---------
    Total..............................  $ 172,094
                                         ---------
                                         ---------
Percent composition by maturity........     100.00%
Fixed rate loans as a percentage of
  total loans maturing.................      51.82
Floating rate loans as a percentage of
  total loans maturing.................      48.18

    In the ordinary course of business, loans maturing within one year may be renewed, in whole or in part, as to principal amount, at interest rates prevailing at the date of renewal.

    At September 30, 1997, 59.67% of total loans were fixed rate compared to 51.82% at December 31, 1996. See "Management's Discussion and Analysis Of Financial Condition and Results of Operations-- Interest Rate Risk Management."

CREDIT QUALITY

    The Bank's written lending policies require underwriting, loan documentation and credit analysis standards to be met prior to funding. In addition, a senior loan officer reviews all loan applications. The Board of Directors reviews the status of loans monthly to ensure that proper standards are maintained.

    Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment or principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

    Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms of interest and principal.

    While a loan is classified as nonaccrual or as an impaired loan and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

    The following summary shows information concerning loan delinquency and other non-performing assets at the dates indicated.

                                                   AT SEPTEMBER 30,                       AT DECEMBER 31,
                                                 --------------------  -----------------------------------------------------
                                                   1997       1996       1996       1995       1994       1993       1992
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Loans accruing, but past due 90 days or more...  $     284  $     436  $      27  $      11  $     196  $     256  $     441
Nonaccrual loans...............................      1,363      1,971      1,892        526        878        274         --
Total non-performing loans.....................      1,647      2,407      1,919        537      1,074        530        441
Foreclosed real estate.........................      1,944        364        295        295         --         --         --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total non-performing assets(1).............  $   3,591  $   2,771  $   2,214  $     832  $   1,074  $     530  $     441
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
Non-performing loans as a percentage of total
  loans, net of unearned income(1).............       0.88%      1.50%      1.12%      0.63%      1.49%      0.84%      0.74%
Non-performing assets as a percentage of total
  assets.......................................       1.18       1.07       0.81       0.63       1.01       0.52       0.54

------------------------

(1) Non-performing loans are comprised of (i) loans that are on a nonaccrual basis, (ii) accruing loans that are 90 days or more past due and (iii) restructured loans. Non-performing assets are composed of non-performing loans and foreclosed real estate (assets acquired in foreclosure).

    The following summary shows the impact on interest income of nonperforming loans for the periods indicated:

                                             FOR THE NINE MONTHS
                                             ENDED SEPTEMBER 30,              FOR THE YEAR ENDED DECEMBER 31,
                                            ---------------------  ------------------------------------------------------
                                               1997       1996        1996       1995       1994       1993       1992
                                            ----------  ---------  ----------  ---------  ---------  ---------  ---------
Interest income that would have been
  recorded had the loans been in
  accordance with their original terms....  $  212,400  $  54,900  $  135,100  $  48,000  $  26,000  $  12,000  $   7,000
Interest income included in net income....          --         --      60,000         --     75,000         --         --

    At September 30, 1997, the Company had no foreign loans and no loan concentrations exceeding 10% of total loans except for credits extended to real estate agents and managers in the aggregate amount of $37.5 million, which represented 20% of gross loans receivable. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions.

    Foreclosed real estate is initially recorded at fair value, net of estimated selling costs at the date of foreclosure, thereby establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in the valuation allowance are included in other expenses.

    Potential problem loans consist of loans that are included in performing loans, but for which potential credit problems of the borrowers have caused management to have serious doubts as to the ability of such borrowers to continue to comply with present repayment terms. At September 30, 1997, all identified potential problem loans are included in the preceding table.

    The Bank had no credit exposure to "highly leveraged transactions" at September 30, 1997, as defined by the FRB.

ALLOWANCE FOR LOAN LOSSES

    A detailed analysis of the Company's allowance for loan losses for the nine month periods ended September 30, 1997 and 1996 and for each of the years in the five year period ended December 31, 1996 is as follows:

                                               FOR THE NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,                   FOR THE YEAR ENDED DECEMBER 31,
                                              ----------------------  --------------------------------------------------------
                                                 1997        1996        1996       1995       1994        1993        1992
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
                                                                           (DOLLARS IN THOUSANDS)
Balance at beginning of period..............  $    2,092  $      680  $      680  $     650  $     460  $      340  $      355
Charge-offs:
  Commercial................................         332         238         293        162        136          64          75
  Real estate...............................          --          --          --         50         --
  Consumer..................................          44          33          98         --          8          23           2
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
    Total charge-offs.......................         376         271         391        212        144          87          77
Recoveries:
  Commercial................................          69          19         101         16          6          --          --
  Real estate...............................          --          --          --          2         --          --          --
  Consumer..................................           6          14          19          1          5
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
    Total recoveries........................          75          33         120         19         11          --          --
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
Net charge-offs.............................         301         238         271        193        133          87          77
Acquisition of ExecuFirst...................          --       1,528       1,528         --         --          --          --
Provision for loan losses...................         140          55         155        223        323         207          62
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
  Balance at end of period..................  $    1,931  $    2,025  $    2,092  $     680  $     650  $      460  $      340
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
  Average loans outstanding(1)..............  $  180,019  $  112,735  $  132,294  $  78,489  $  69,838  $   62,489  $   58,173
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
                                              ----------  ----------  ----------  ---------  ---------  ----------  ----------
As a percent of average loans(1):
  Net charge-offs...........................        0.17%       0.21%       0.20%      0.25%      0.19%       0.14%       0.13%
  Provision for loan losses.................        0.07        0.05        0.12       0.28       0.46        0.33        0.11
  Allowance for loan losses.................        1.07        1.80        1.58       0.87       0.93        0.74        0.58
Allowance for possible loan losses to:
  Total loans, net of unearned income.......        1.04%       1.26%       1.22%      0.79%      0.90%       0.73%       0.57%
  Total non-performing loans................      117.24       84.13      109.02     126.63      60.52       86.79       77.10

------------------------

(1)  Includes nonaccruing loans.

    Management makes a monthly determination as to an appropriate provision from earnings necessary to maintain an allowance for loan losses that is adequate for potential yet undetermined losses. The Company's Board of Directors periodically reviews the status of all nonaccrual and impaired loans, loans criticized by the Bank's regulators and internal loan review officer, who reviews both the loan portfolio and the overall adequacy of the loan loss reserve. During the review of the loan loss reserve, the Board of Directors considers specific loans, pools of similar loans, historical charge-off activity, and a supplemental reserve allocation as a measure of conservatism for any unforeseen loan loss reserve requirements. The sum of these components is compared to the loan loss reserve balance. Any additions deemed necessary to the loan loss reserve balance are charged to operating expenses.

    The unallocated allowance decreased $405,000, or 80.4%, to $99,000 at September 30, 1997 from $504,000 at September 30, 1996, primarily as the result of a decline in non-performing loans.

    The Company has an existing loan review program which monitors the loan portfolio on an ongoing basis. Loan review is conducted by a loan review officer and is reported quarterly to the Board of Directors. The Board of Directors reviews the finding of the loan review program on a monthly basis. Based on the recommendations of this program, past performance of the Bank's loan portfolio and general economic conditions, management believes that the reserve for loan losses is reasonable and would be adequate to absorb potential losses related to problem assets.

    Determining the appropriate level of the allowance for loan losses at any given date is difficult, particularly in a continually changing economy. In management's opinion, the allowance for loan losses was adequate at September 30, 1997. However, there can be no assurance that, if asset quality deteriorates in future periods, additions to the allowance for loan losses will not be required.

    The Bank's management is unable to determine in what loan category future charge-offs and recoveries may occur. The following schedule sets forth the allocation of the allowance for loan losses among various categories. At September 30, 1997, approximately 59.0% of the allowance for loan losses is allocated to general risk to protect the Bank against potential yet undetermined losses. The allocation is based upon historical experience. The entire allowance for loan losses is available to absorb future loan losses in any loan category.

                                                                                     AT SEPTEMBER 30,
                                                                      ----------------------------------------------
                                                                               1997                    1996
                                                                      ----------------------  ----------------------
                                                                                 PERCENTAGE              PERCENTAGE
                                                                                  OF LOANS                OF LOANS
                                                                                   IN EACH                 IN EACH
                                                                                  CATEGORY                CATEGORY
                                                                       AMOUNT    TO LOANS(1)   AMOUNT    TO LOANS(1)
                                                                      ---------  -----------  ---------  -----------
                                                                                  (DOLLARS IN THOUSANDS)
Allocation of allowance for loan losses:
  Commercial........................................................  $   1,699       57.19%  $   1,378       63.20%
  Residential real estate...........................................         20       39.49          23       33.96
  Consumer and other................................................        113        3.32         120        2.84
  Unallocated.......................................................         99                     504
                                                                      ---------               ---------
    Total...........................................................  $   1,931               $   2,025
                                                                      ---------               ---------
                                                                      ---------               ---------

                                                                    AT DECEMBER 31,
                     --------------------------------------------------------------------------------------------------------------
                                1996                        1995                        1994                        1993
                     --------------------------  --------------------------  --------------------------  --------------------------
                                     PERCENT                     PERCENT                     PERCENT                     PERCENT
                                    OF LOANS                    OF LOANS                    OF LOANS                    OF LOANS
                                     IN EACH                     IN EACH                     IN EACH                     IN EACH
                                    CATEGORY                    CATEGORY                    CATEGORY                    CATEGORY
                       AMOUNT      TO LOANS(1)     AMOUNT      TO LOANS(1)     AMOUNT      TO LOANS(1)     AMOUNT      TO LOANS(1)
                     -----------  -------------  -----------  -------------  -----------  -------------  -----------  -------------
                                                                 (DOLLARS IN THOUSANDS)
Allocation of
  allowance for
  loan losses:
  Commercial.......   $   1,573         62.19%    $     161         67.01%    $     146         69.93%    $     203         66.34%
  Residential real
    estate.........          21         35.59            40         31.19            44         28.43           103         33.66
  Consumer and
    other..........          90          2.22             9          1.80             8          1.64            --            --
  Unallocated......         408                         470                         452                         154
                     -----------                      -----                       -----                       -----
    Total..........   $   2,092                   $     680                   $     650                   $     460
                     -----------                      -----                       -----                       -----
                     -----------                      -----                       -----                       -----


                                1992
                     --------------------------
                                     PERCENT
                                    OF LOANS
                                     IN EACH
                                    CATEGORY
                       AMOUNT      TO LOANS(1)
                     -----------  -------------

Allocation of
  allowance for
  loan losses:
  Commercial.......   $      76         45.78%
  Residential real
    estate.........          90         54.22
  Consumer and
    other..........          --            --
  Unallocated......         174
                          -----
    Total..........   $     340
                          -----
                          -----

------------------------
(1) Loans net of unearned income.

SECURITIES PORTFOLIO

    The Company's securities portfolio is intended to provide liquidity, reduce interest rate risk and contribute to earnings while exposing the Company to reduced credit risk. As a result of the Merger, the securities portfolio has grown substantially. The securities portfolio has also grown through the use of leverage provided by FHLB advances.

    A summary of securities available for sale and securities held to maturity at September 30, 1997 and 1996 and at December 31, 1996, 1995, and 1994 follows.

                                                                     SECURITIES                 SECURITIES
                                                                 AVAILABLE FOR SALE         AVAILABLE FOR SALE
                                                                  AT SEPTEMBER 30,            AT DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1997       1996       1996       1995       1994
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
U.S. Treasury.................................................  $      --  $   1,499  $     998  $      --  $      --
U.S. Government Agencies......................................      3,159      6,135      4,128      4,320         --
Mortgage-backed and asset-backed securities (1)...............         --         --        770         --         --
Other securities (2)..........................................         --         --         --         --         --
                                                                ---------  ---------  ---------  ---------  ---------
Total amortized cost of securities............................  $   3,159  $   7,634  $   5,896  $   4,320  $      --
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Total fair value of securities................................  $   3,162  $   7,627  $   5,900  $   4,348  $      --
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

                                                                     SECURITIES                 SECURITIES
                                                                  HELD TO MATURITY           HELD TO MATURITY
                                                                  AT SEPTEMBER 30,            AT DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1997       1996       1996       1995       1994
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                   (IN THOUSANDS)
U.S. Treasury.................................................  $      --  $      --  $      --  $   1,002  $   2,016
U.S. Government Agencies......................................     30,792     33,138     49,214      7,002         --
Mortgage-backed and asset-backed securities (1)...............     63,323     35,263     23,682     25,215     25,402
Other securities (2)..........................................      3,837      2,034      2,158        785        791
                                                                ---------  ---------  ---------  ---------  ---------
Total amortized cost of securities............................  $  97,952  $  70,435  $  75,054  $  34,004  $  28,209
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Total fair value of securities................................  $  98,536  $  70,206  $  75,307  $  33,846  $  26,481
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

------------------------------

(1) All of these obligations consist of U.S. Government Agency issued securities.

(2) Comprised mostly of FHLB stock and Federal Reserve Bank stock.

    The following table presents the maturity distribution and weighted average yield of the securities portfolio of the Company at September 30, 1997 and December 31, 1996.

                                                               AVAILABLE FOR SALE AT SEPTEMBER 30, 1997
                                        ---------------------------------------------------------------------------------------
                                                                                                                      AFTER 10
                                                                                               AFTER 5 YEARS BUT      YEARS OR
                                                                      AFTER 1 YEAR BUT                                   NO
                                             WITHIN 1 YEAR             WITHIN 5 YEARS           WITHIN 10 YEARS       MATURITY
                                        ------------------------  ------------------------  ------------------------  ---------
                                          AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT        YIELD      AMOUNT
                                        -----------     -----     -----------     -----     -----------     -----     ---------
                                                                        (DOLLARS IN THOUSANDS)
Amortized cost:
U.S. Treasury.........................   $      --           --%   $      --           --%   $      --           --%  $      --
U.S. Government Agencies..............          --           --           --           --        2,276         6.91         886
Mortgage-backed securities............          --           --           --           --           --           --          --
Other securities......................          --           --           --           --           --           --          --
                                                                                       --
                                        -----------         ---          ---                -----------         ---   ---------
Total securities available for sale...   $      --           --%   $      --           --%   $   2,276         6.91%  $     886
                                                                                       --
                                                                                       --
                                        -----------         ---          ---                -----------         ---   ---------
                                        -----------         ---          ---                -----------         ---   ---------


                                                              TOTAL
                                                     ------------------------
                                           YIELD       AMOUNT        YIELD
                                           -----     -----------     -----

Amortized cost:
U.S. Treasury.........................          --%   $      --           --%
U.S. Government Agencies..............        7.35        3,162         7.03
Mortgage-backed securities............          --           --           --
Other securities......................          --           --           --

                                               ---   -----------         ---
Total securities available for sale...        7.35%   $   3,162         7.03%

                                               ---   -----------         ---
                                               ---   -----------         ---

                                                                AVAILABLE FOR SALE AT DECEMBER 31, 1996
                                        ---------------------------------------------------------------------------------------
                                                                                                                      AFTER 10
                                                                                               AFTER 5 YEARS BUT      YEARS OR
                                                                      AFTER 1 YEAR BUT                                   NO
                                             WITHIN 1 YEAR             WITHIN 5 YEARS           WITHIN 10 YEARS       MATURITY
                                        ------------------------  ------------------------  ------------------------  ---------
                                          AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT        YIELD      AMOUNT
                                        -----------     -----     -----------     -----     -----------     -----     ---------
                                                                        (DOLLARS IN THOUSANDS)
Amortized cost:
U.S. Treasury.........................   $   1,001         5.88%   $      --           --%   $      --           --%  $      --
U.S. Government Agencies..............         500         4.53           --           --        2,570         7.15       1,061
Mortgage-backed securities............          --           --           --           --           --           --         768
Other securities......................          --           --           --           --           --           --          --
                                                                                       --
                                        -----------         ---          ---                -----------         ---   ---------
Total securities available for sale...   $   1,501         5.43%   $      --           --%   $   2,570         7.15%  $   1,829
                                                                                       --
                                                                                       --
                                        -----------         ---          ---                -----------         ---   ---------
                                        -----------         ---          ---                -----------         ---   ---------


                                                              TOTAL
                                                     ------------------------
                                           YIELD       AMOUNT        YIELD
                                           -----     -----------     -----

Amortized cost:
U.S. Treasury.........................          --%   $   1,001         5.88%
U.S. Government Agencies..............        7.08        4,131         6.81
Mortgage-backed securities............        5.53          768         5.53
Other securities......................          --           --           --

                                               ---   -----------         ---
Total securities available for sale...        6.43%   $   5,900         6.49%

                                               ---   -----------         ---
                                               ---   -----------         ---

                                                              HELD TO MATURITY AT SEPTEMBER 30, 1997
                                        -----------------------------------------------------------------------------------
                                                                                                                  AFTER 10
                                                                                                                  YEARS OR
                                                                     AFTER 1 YEAR BUT       AFTER 5 YEARS BUT        NO
                                             WITHIN 1 YEAR            WITHIN 5 YEARS         WITHIN 10 YEARS      MATURITY
                                        ------------------------  ----------------------  ----------------------  ---------
                                          AMOUNT        YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT
                                        -----------     -----     ---------     -----     ---------     -----     ---------
                                                                      (DOLLARS IN THOUSANDS)
Amortized cost:
U.S. Treasury.........................   $      --           --%  $      --          --%  $      --          --%  $      --
U.S. Government Agencies..............          --           --       7,398        6.96      19,317        7.31       4,077
Mortgage-backed securities............          --           --       2,506        5.61       9,093        6.80      51,724
Other securities......................          --           --         805        6.81         100        7.50       2,932
                                        -----------         ---   ---------         ---   ---------         ---   ---------
Total securities held to maturity.....          --           --%  $  10,709        6.63%  $  28,510        7.15%  $  58,733
                                        -----------         ---   ---------         ---   ---------         ---   ---------
                                        -----------         ---   ---------         ---   ---------         ---   ---------


                                                             TOTAL
                                                     ----------------------
                                           YIELD      AMOUNT       YIELD
                                           -----     ---------     -----

Amortized cost:
U.S. Treasury.........................          --%  $      --          --%
U.S. Government Agencies..............        7.78      30,792        7.29
Mortgage-backed securities............        6.56      63,323        6.36
Other securities......................        5.99       3,837        6.20
                                               ---   ---------         ---
Total securities held to maturity.....        6.62%  $  97,952        6.78%
                                               ---   ---------         ---
                                               ---   ---------         ---

                                                              HELD TO MATURITY AT DECEMBER 31, 1996
                                        ---------------------------------------------------------------------------------
                                                                                                                AFTER 10
                                                                                                                YEARS OR
                                                                   AFTER 1 YEAR BUT       AFTER 5 YEARS BUT        NO
                                            WITHIN 1 YEAR           WITHIN 5 YEARS         WITHIN 10 YEARS      MATURITY
                                        ----------------------  ----------------------  ----------------------  ---------
                                          AMOUNT       YIELD     AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT
                                        -----------  ---------  ---------     -----     ---------     -----     ---------
                                                                     (DOLLARS IN THOUSANDS)
Amortized cost:
U.S. Treasury.........................   $      --          --% $      --          --%  $      --          --%  $      --
U.S. Government Agencies..............          --          --     15,986        6.68      33,228        7.35          --
Mortgage-backed securities............          --          --         --          --          --          --      23,682
Other securities......................          --          --         --          --          --          --       2,158
                                        -----------  ---------  ---------         ---   ---------         ---   ---------
Total securities held to maturity.....   $      --          --% $  15,986        6.68%  $  33,228        7.35%  $  25,840
                                        -----------  ---------  ---------         ---   ---------         ---   ---------
                                        -----------  ---------  ---------         ---   ---------         ---   ---------


                                                             TOTAL
                                                     ----------------------
                                           YIELD      AMOUNT       YIELD
                                           -----     ---------     -----

Amortized cost:
U.S. Treasury.........................          --%  $      --          --%
U.S. Government Agencies..............          --      49,214        7.13
Mortgage-backed securities............        5.14      23,682        5.14
Other securities......................        6.00       2,158        6.00
                                               ---   ---------         ---
Total securities held to maturity.....        5.21%  $  75,054        6.75%
                                               ---   ---------         ---
                                               ---   ---------         ---

DEPOSIT STRUCTURE

    Of the total daily average deposits of approximately $263.5 million held by the Bank during the nine months ended September 30, 1997, approximately $52.5 million, or 19.9%, represented non-interest bearing deposits, compared to approximately $32.1 million, or 16.8%, of approximately $190.8 million total daily average deposits during 1996. Total deposits at September 30, 1997 consisted of approximately $34.0 million in non-interest-bearing demand deposits, approximately $8.2 million in interest-bearing demand deposits, approximately $25.8 million in savings deposits and money market accounts, approximately $152.9 million in time deposits under $100,000, and approximately $26.9 million in time deposits greater than $100,000. In general, the Bank pays higher interest rates on time deposits over $100,000 in principal amount. Due to the nature of time deposits and changes in the interest rate market generally, it should be expected that the Bank's deposit liabilities may fluctuate from period-to-period.

    The following table is a distribution of the average balances of the Bank's deposits and the average rates paid thereon, for the nine month periods ended September 30, 1997 and 1996 and the three years ended December 31, 1996, 1995 and 1994.

                                  FOR THE NINE MONTHS
                                  ENDED SEPTEMBER 30,                              FOR THE YEARS ENDED DECEMBER 31,
                       ------------------------------------------  ----------------------------------------------------------------
                               1997                  1996                  1996                  1995                  1994
                       --------------------  --------------------  --------------------  --------------------  --------------------
                        AVERAGE               AVERAGE               AVERAGE               AVERAGE               AVERAGE
                        BALANCE     RATE      BALANCE     RATE      BALANCE     RATE      BALANCE     RATE      BALANCE     RATE
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Money market and
  savings deposits...  $  28,761       3.21% $  15,961       3.90% $  21,594       3.12% $  13,878       3.72% $  17,377       3.61%
Time deposits........    173,690       5.82    138,437       5.89    148,834       5.82     81,404       6.15     68,152       4.41
Demand deposits,
  interest-bearing...      8,525       2.49      4,327       2.53      5,623       2.49      1,504       2.19      1,478       2.30
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total interest-
  bearing deposits...  $ 210,976       5.33% $ 158,725       5.60% $ 176,051       5.38% $  96,786       5.74% $  87,007       4.14%
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

    The following is a breakdown, by maturities, of the Company's time certificates of deposit issued in denominations of $100,000 or more as of September 30, 1997 and 1996 and December 31, 1996, 1995 and 1994.

                                                                 CERTIFICATES OF $100,000 OR MORE
                                                       -----------------------------------------------------
                                                         AT SEPTEMBER 30,            AT DECEMBER 31.
                                                       --------------------  -------------------------------
                                                         1997       1996       1996       1995       1994
                                                       ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
Maturing in:
  Three months or less...............................  $   4,204  $  12,930  $  10,654  $   1,700  $   5,850
  Over three months through six months...............      5,722      5,305      4,381        983      1,825
  Over six months through twelve months..............      8,259      7,262      6,120      1,358      2,809
  Over twelve months.................................      8,738      7,730      8,072      4,029         --
                                                       ---------  ---------  ---------  ---------  ---------
    Total............................................  $  26,923  $  33,227  $  29,227  $   8,070  $  10,484
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------

BORROWINGS

    The Company has two lines of credit totaling $7.0 million available for the purchase of federal funds from corresponding banks. In addition, the Company has a collateralized line of credit with the Federal Home Loan Bank of Pittsburgh with a maximum borrowing capacity of $102.0 million. This maximum borrowing capacity is subject to change on a quarterly basis. As of September 30, 1997, there were $27.3 million of borrowings outstanding.

COMPETITION

    The Bank faces significant competition from other commercial banks, savings banks, savings and loan associations and several other financial or investment service institutions in the communities it serves. Several of these institutions are affiliated with major banking and financial institutions that are substantially larger and have greater financial resources than the Company and the Bank. As the financial services industry continues to consolidate, competition affecting the Bank may increase. For most of the services that the Bank performs there is also competition from credit unions and issuers of commercial paper and money market funds. Such institutions, as well as brokerage firms, consumer finance companies, insurance companies and pension trusts, are important competitors for various types of financial services.

PROPERTY

    The Company leases approximately 18,000 square feet on the tenth and eleventh floors of 1608 Walnut Street, Philadelphia, Pennsylvania. The space is occupied by both the Company and the Bank and is used for executive offices, Bank operations and commercial lending. A new lease was signed effective February 1, 1997 with a term of 10 and one-half years with annual rent expense of $84,217, payable monthly. In addition to the base rent and building operation expenses, the Company is required to pay all real estate taxes, assessments, and sewer costs, water charges, excess levies, license and permit fees under its lease and to maintain insurance on the premises. Pursuant to the terms of its lease, the Company has a right of first refusal to purchase the leased premises. Management believes that its present space is adequate, but that future staffing needs may require the Bank to secure additional space and the Bank is presently exploring several options in this area.

    The Bank also occupies under lease approximately 3,600 square feet on the ground floor and 2,900 square feet in the mezzanine at the northwest corner of Three Penn Center at 1515 Market Street, Philadelphia, Pennsylvania. This space contains a banking floor, lobby and operations center. The initial term expires on March 31, 1998 and contains three options to renew, the first for a three-year period and the second and third for five years each at the then prevailing market rates. The annual rent for such location for 1996 was $28,082, payable monthly.

    The Bank leases approximately 1,743 square feet on the ground floor at 1601 Walnut Street, Philadelphia, Pennsylvania. This space contains a banking area and safe. The initial 10 year term of the lease expires July 2006 and contains one renewal option of five years. The annual rent for such location for 1996 was $42,600, payable monthly.

    The Bank leases approximately 780 square feet in the lower level of Pepper Pavilion at Graduate Hospital, 19th and Lombard Streets, Philadelphia, Pennsylvania. The space contains a banking area, lobby, office and safe. The initial five-year term on such lease expired June 30, 1997, and the Company exercised its renewal option for five years. The annual rent for such location for 1996 was $26,000, payable monthly.

    The Bank leases approximately 798 square feet on the ground floor and 903 square feet on the 2nd floor at 233 East Lancaster Avenue, Ardmore, Pennsylvania. The space contains a banking area and business development office. The initial five-year term of the lease expires in September 2000. The annual rent for such location for 1996 was $38,694, payable monthly.

    The Bank leases an approximately 2,200 square foot building at 4190 City Line Avenue, Philadelphia, Pennsylvania. The space contains a retail banking facility. The initial 10 year term of the lease expires January 2007. The annual rent for such location for 1996 was $55,000, payable monthly.

    The Bank leases an approximately 4,500 square foot building at 75 East Germantown Avenue, East Norriton, Pennsylvania. The space contains a banking area and business development office. The initial 10 year term of the lease expires in December 2006. The annual rent for 1997 is $66,000, payable monthly.

    The Bank purchased an approximately 2,800 square foot facility for its future Abington, Montgomery County location at 1480 York Road, Abington, Pennsylvania. It is expected to house the branch facility and a possible loan administration office.

LEGAL PROCEEDINGS

    The Bank, along with a number of other financial institutions, has recently been made a party to a lawsuit brought by a New Jersey bank claiming damages of approximately $200,000 arising out of a series of mortgage loans made to a borrower who apparently procured one or more of these loans fraudulently. The Bank does not believe it has any liability arising from this transaction and intends to vigorously defend this claim.

    The Company and the Bank are from time to time a party (plaintiff or defendant) to lawsuits that are in the normal course of business. While any litigation involves an element of uncertainty, management, after reviewing pending actions with its legal counsel, is of the opinion that the liability of the Company and the Bank, if any, resulting from such actions will not have a material effect on the financial condition or results of operations of the Company and the Bank.

SUPERVISION AND REGULATION

    Various requirements and restrictions under the laws of the United States and the Commonwealth of Pennsylvania affect the Company and the Bank.

GENERAL

    The Company is a bank holding company subject to supervision and regulation by the FRB under the Bank Holding Company Act of 1956, as amended. As a bank holding company, the Company's activities and those of its subsidiary are limited to the business of banking and activities closely related or incidental to banking, and the Company may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the FRB.

    The Bank is subject to supervision and examination by applicable federal and state banking agencies. The Bank is a member of the Federal Reserve System, and therefore, subject to the regulations of the FRB. The Bank is also a Pennsylvania-chartered bank subject to supervision and regulation by the Pennsylvania Department of Banking.

    In addition, because the FDIC insures the deposits of the Bank, the Bank is subject to regulation by the FDIC. The Bank is also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Bank. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the FRB in attempting to control the money supply and credit availability in order to influence the economy.

HOLDING COMPANY STRUCTURE

    The Bank is subject to restrictions under federal law which limit its ability to transfer funds to the Company, whether in the form of loans, other extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company are generally limited in amount to 10% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specific amounts, and all transactions are required to be on an arm's length basis. The Bank has never made any loan or extension of credit to the Company nor has it purchased any assets from the Company.

    Under FRB policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank, i.e., to downstream funds to the Bank. This support may be required at times when, absent such policy, the Company might not otherwise provide such support. Any capital loans by the Company to the Bank are subordinate in right of payment to deposits and to certain other indebtedness of the Bank. In the event of the Company's bankruptcy, any commitment by the Company to a federal bank regulatory agency to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

REGULATORY RESTRICTIONS ON DIVIDENDS

    Dividend payments by the Bank to the Company are subject to the Pennsylvania Banking Code of 1965 (the "Banking Code"), the Federal Reserve Act, and the Federal Deposit Insurance Act (the "FDIA"). Under the Banking Code, no dividends may be paid except from "accumulated net earnings" (generally, undivided profits). Under the FRB's regulations, the Bank cannot pay dividends that exceed its net income from the current year and the preceding two years. Under the FDIA, an insured bank may pay no dividends if the bank is in arrears in the payment of any insurance assessment due to the FDIC. Under current banking laws, the Bank would be limited to $3.3 million of dividends in 1997 plus an additional amount equal to the Bank's net profit for 1997, up to the date of any such dividend declaration.

    State and federal regulatory authorities have adopted standards for the maintenance of adequate levels of capital by banks. Adherence to such standards further limits the ability of the Bank to pay dividends to the Company.

    Other regulatory requirements and policies may also affect the payment of dividends to the Company by the Bank. If, in the opinion of the FRB, the Bank is engaged in, or is about to engage in, an unsafe or unsound practice (which, depending on the financial condition of the Bank, could include the payment of dividends), the FRB may require, after notice and hearing, that the Bank cease and desist from such practice. The FRB has formal and informal policies providing that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

FDIC INSURANCE ASSESSMENTS

    The FDIC has implemented a risk-related premium schedule for all insured depository institutions that results in the assessment of premiums based on capital and supervisory measures.

    Under the risk-related premium schedule, the FDIC, on a semiannual basis, assigns each institution to one of three capital groups (well capitalized, adequately capitalized or under capitalized) and further assigns such institution to one of three subgroups within a capital group corresponding to the FDIC's judgment of the institution's strength based on supervisory evaluations, including examination reports, statistical analysis and other information relevant to gauging the risk posed by the institution. Only institutions with a total capital to risk-adjusted assets ratio of 10.00% or greater, a Tier 1 capital to risk-adjusted assets ratio of 6.0% or greater and a Tier 1 leverage ratio of 5.0% or greater, are assigned to the well capitalized group.

    Over the last two years, FDIC insurance assessments have seen several changes for both BIF and SAIF institutions. The most recent change occurred on March 31, 1996, when the President signed into law a bill designed to remedy the disparity between BIF and SAIF deposit premiums. The first part of the bill called for the SAIF to be capitalized by a one-time assessment on all SAIF insured deposits held as of September 30, 1995. This assessment, which was 65.7 cents per $100 in deposits, raised $4.7 billion to bring the SAIF up to its required 1.25 reserve ratio. This special assessment, paid on November 30, 1996, had no effect on the Bank. The second part of the bill remedied the future anticipated shortfall with respect to the payment of FICO interest. For 1997 through 1999, the banking industry will help pay the FICO interest payments at an assessment rate that is one-fifth the rate paid by thrifts. The FICO assessment on BIF insured deposits is 1.29 cents per $100 in deposits; for SAIF insured deposits it is 6.44 cents per $100 in deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits. At December 31, 1996, the Company estimated the FICO interest assessment to be $30,000 for 1997. For the nine month period ended September 30, 1997, the Company paid FICO expenses of approximately $17,000. The Bank has not been required to pay any FDIC insurance assessments since the fourth quarter of 1996 because BIF has met its statutorily required ratios and the Bank is categorized as "well capitalized."

CAPITAL ADEQUACY

    The FRB adopted risk-based capital guidelines for bank holding companies, such as the Company. The required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8.0%. At least half of the total capital is required to be Tier 1 capital, consisting principally of common shareholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder, Tier 2 capital, may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance.

    In addition to the risk-based capital guidelines, the FRB established minimum leverage ratio (Tier 1 capital to average total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies that have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 1% to 2% above the 3% stated minimum. The Company is in compliance with these guidelines. The FRB subjects the Bank to similar capital requirements.

    The risk-based capital standards are required to take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities.

INTERSTATE BANKING

    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Law"), amended various federal banking laws to provide for nationwide interstate banking, interstate bank mergers and interstate branching. The interstate banking provisions allow for the acquisition by a bank holding company of a bank located in another state.

    Interstate bank mergers and branch purchase and assumption transactions were allowed effective September 1, 1997; however, states may "opt-out" of the merger and purchase and assumption provisions by enacting a law that specifically prohibits such interstate transactions. States could, in the alternative, enact legislation to allow interstate merger and purchase and assumption transactions prior to September 1, 1997. States could also enact legislation to allow for de novo interstate branching by out of state banks. In July 1995, Pennsylvania adopted "opt-in" legislation which allows such transactions.

                                   MANAGEMENT

    The following sets forth information concerning the Company's executive officers.

NAME                                                       AGE                              TITLE
-----------------------------------------------------      ---      -----------------------------------------------------
Rolf A. Stensrud.....................................          59   Director, President and Chief Executive Officer of
                                                                    the Company and the Bank

George S. Rapp.......................................          45   Executive Vice President and Chief Financial and
                                                                    Administrative Officer of the Company and the Bank

Kevin J. Gallagher...................................          40   Executive Vice President and Chief Lending Officer of
                                                                    the Bank

Jerome D. McTiernan..................................          53   Executive Vice President of the Bank

    The executive officers serve at the discretion of the Company's Board of Directors.

    ROLF A. STENSRUD has served as President and Chief Executive Officer of the Company and the Bank since March 1, 1997. From June 1996 to February 1997, he was Executive Vice president and Chief Operating Officer of the Company and President and Co-Chief Executive Officer of the Bank. Prior to the Merger, he served as President, Chief Executive Officer and Director of Republic Bancorporation and Republic Bank since 1995 and 1988, respectively.

    GEORGE S. RAPP has been Executive Vice President and Chief Financial and Administrative Officer of the Company and the Bank since March 1, 1997. From the Merger in June 1996 until February 1997, he served as Executive Vice President and Chief Operating Officer of the Bank. From February 1995 until the Merger, he served as Executive Vice President and Chief Operating Officer of ExecuFirst and First Executive Bank. Prior to joining ExecuFirst, he served two years as Executive Vice President and Chief Financial Officer at Old York Road Bancorp.

    KEVIN J. GALLAGHER has served as Executive Vice President and Chief Lending Officer of the Bank since the Merger. From 1993 to 1996, he served as Executive Vice President and Chief Lending Officer of Republic Bank. He served as Senior Vice President of Republic Bank from 1992 to 1993, and as a Vice President of Republic Bank from 1988 to 1992.

    JEROME D. MCTIERNAN has served as Executive Vice President of the Bank since the Merger. From April 1992 to 1996, he served as Executive Vice President of Republic Bank. From 1988 to 1992, he was a Senior Vice President of Republic Bank.

    The following table sets forth information regarding the members of the Company's Board of Directors.

                                                                              PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS
                                                                DIRECTOR                 AND POSITION HELD WITH
NAME                                                  AGE         SINCE                 THE COMPANY AND THE BANK
------------------------------------------------      ---      -----------  ------------------------------------------------
Harry D. Madonna, Esquire ......................          55         1988   Chairman of the Board of the Company and the
                                                                            Bank; Partner, Blank, Rome, Comisky & McCauley,
                                                                            1977 to present
Michael J. Bradley..............................          53         1988   Vice Chairman of the Board of the Company and
                                                                            the Bank; formerly Executive Vice President,
                                                                            Acute and Ambulatory Services, Mercy Health
                                                                            Corporation of Southeastern Pennsylvania, 1995
                                                                            to 1997; Principal, Paragon Management Group,
                                                                            Inc. (management consulting), 1991 to present
Kenneth Adelberg................................          45         1988   Director of the Company and the Bank; President
                                                                            of The Hifi House Group of Companies (audio and
                                                                            video electronics), 1976 to present
William W. Batoff...............................          62         1988   Director of the Company and the Bank; President,
                                                                            Pioneer of Philadelphia Title Insurance Company,
                                                                            1973 to 1993; Managing Director, William W.
                                                                            Batoff Associates (government relations
                                                                            consulting firm), 1996 to the present; Senior
                                                                            Consultant, Cassidy & Associates (government
                                                                            relations consulting firm), 1992 to 1996;
                                                                            President, Acquire Investments, Inc. (business
                                                                            and financial consulting firm), 1972 to present;
                                                                            Sole Proprietor, Batoff Enterprise Real Estate
                                                                            (real estate brokerage and management), 1975 to
                                                                            present
Daniel S. Berman................................          36         1988   Director of the Company and the Bank; President,
                                                                            Berman Development Corporation (real estate
                                                                            development), 1990 to present
John F. D'Aprix.................................          55         1991   Director of the Company and the Bank; formerly
                                                                            President, Pennsylvania College of Podiatric
                                                                            Medicine, March 1995 to May 1997; Chairman and
                                                                            CEO of HouseCare America, Inc. (managed house
                                                                            care), 1993 to present; Chairman Artran Scanning
                                                                            Technology (imaging services), October, 1991 to
                                                                            December, 1992
Sheldon E. Goldberg.............................          66         1989   Director of the Company and the Bank; Partner,
                                                                            Investment Advisor, Cumberland Advisors,
                                                                            Vineland, NJ (investment advisers), 1973 to
                                                                            present; President, Cumberland Brokerage Corp.,
                                                                            1990 to present; Chairman, National CD Sales,
                                                                            1993 to present; Chairman, Matterhorn Asset
                                                                            Management Corp., 1996 to present

                                                                              PRINCIPAL OCCUPATION FOR THE PAST FIVE YEARS
                                                                DIRECTOR                 AND POSITION HELD WITH
NAME                                                  AGE         SINCE                 THE COMPANY AND THE BANK
------------------------------------------------      ---      -----------  ------------------------------------------------
Gerald Levinson.................................          66         1989   Director of the Company and the Bank;
                                                                            Independent Financial Consultant, July 1985 to
                                                                            present; Director; The Lannett Company (public
                                                                            pharmaceutical company), 1979 to January 1997
Eustace W. Mita.................................          43         1988   Director of the Company and the Bank; Chief
                                                                            Operating Officer , HAC Group, Inc. (training
                                                                            consulting), 1989 to present
Neal I. Rodin...................................          51         1988   Director of the Company and the Bank; President,
                                                                            The Rodin Group (international real estate
                                                                            investment); President, IFC (international
                                                                            financing and investing), 1975 to present
James E. Schleif................................          55         1993   Director of the Company and the Bank; Executive
                                                                            Vice President, Administration and Finance,
                                                                            Mercy Health System of Southeastern Pennsylvania
                                                                            (health care organization), 1978 to present
Zeev Shenkman...................................          45         1997   Director of the Company and the Bank; Private
                                                                            investor, formerly Executive Vice President and
                                                                            Chief Financial Officer of Global Sports, Inc.
                                                                            June 1996 to May 1997; Executive Vice President
                                                                            and Chief Financial Officer of Today's Man, Inc.
                                                                            1984 to 1995. Former director of ExecuFirst
                                                                            Bancorp
Steven J. Shotz.................................          52         1988   Director of the Company and the Bank; President
                                                                            of Quantum Group, Inc. (venture capital group),
                                                                            1995 to present; President and Chief Executive
                                                                            Officer, Shotz, Miller, Glusman, Footer &
                                                                            Magarick, P.C. (accounting firm), 1980 to 1994
Rolf A. Stensrud................................          59         1988   Director, President and Chief Executive Officer
                                                                            of the Company and the Bank; former President
                                                                            and Chief Executive Officer of Republic
                                                                            Bancorporation and Republic Bank
Harris Wildstein, Esquire.......................          51         1988   Director of the Company and the Bank; President
                                                                            of R&S Imports, Ltd. and
                                                                            Vice President of HVW, Inc. (auto dealerships),
                                                                            1977 to present

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of September 30, 1997, the amount and percentage of Common Stock owned by each person who is known to the Company to own more than five percent (5%) of the Common Stock, each director, each named executive officer, and all directors and executive officers of the Company as a group.

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL           PERCENT
NAME OF BENEFICIAL OWNER(1)                                            OWNERSHIP(2)(3)         OF CLASS
---------------------------------------------------------------  ---------------------------  -----------
Directors:
Kenneth Adelberg (4)(5)........................................               80,665                2.32%
William W. Batoff(4)(6)........................................               46,587                1.34
Daniel S. Berman(7)(8).........................................               29,890                0.86
Michael J Bradley(9)(10).......................................               53,000                1.53
John F. D'Aprix(7).............................................                9,600                0.28
Sheldon Goldberg(4)(11)........................................               54,900                1.58
Gerald Levinson(9).............................................                9,602                0.28
Harry D. Madonna, Esquire(9)(12)...............................              250,829                6.97
Eustace W. Mita(7)(13).........................................               58,713                1.69
Neal Rodin (9) (14)............................................               95,431                2.75
James E. Schleif(7)............................................               25,000                0.73
Zeev Shenkman(4)...............................................              141,012                4.09
Steven J. Shotz(9)(15).........................................              143,434                4.05
Rolf A. Stensrud(4)(16)........................................               70,006                2.00
Harris Wildstein, Esquire(7)(17)...............................              218,802                6.24

Other Named Executive Officers:
George S. Rapp(18).............................................                7,200                0.21
Kevin J. Gallagher(19).........................................               18,733                0.54
Jerome D. McTiernan(20)........................................               12,048                0.35

All directors and executive officers as a group (18
  persons)(21).................................................            1,325,452               33.08%

------------------------

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., 1608 Walnut Street, Philadelphia, PA 19103.

(2) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after September 30, 1997. Beneficial ownership may be disclaimed as to certain of the securities.

(3) Information furnished by the directors, executive officers, and the Company.

(4) A Class I director whose term expires in 1999.

(5) Includes 25,264 shares of Common Stock subject to options granted to Mr. Adelberg which are currently exercisable.

(6) Includes 19,253 shares of Common Stock subject to options granted to Mr. Batoff which are currently exercisable.

(7) A Class II director whose term expires in 2000.

(8) Includes 25,264 shares of Common Stock subject to options granted to Mr. Berman which are currently exercisable.

(9) A Class III director whose term expires in 1998.

(10) Includes 18,000 shares of Common Stock subject to options granted to Mr. Bradley which are currently exercisable.

(11) Includes 18,000 shares of Common Stock subject to options granted to Mr. Goldberg which are currently exercisable.

(12) Includes 154,969 shares of Common Stock subject to options granted to Mr. Madonna which are currently exercisable.

(13) Includes 28,879 shares of Common Stock subject to options granted to Mr. Mita which are currently exercisable.

(14) Includes 28,879 shares of Common Stock subject to options granted to Mr. Rodin which are currently exercisable.

(15) Includes 91,318 shares of Common Stock subject to options granted to Mr. Shotz which are currently exercisable.

(16) Includes 57,758 shares of Common Stock subject to options granted to Mr. Stensrud which are currently exercisable.

(17) Includes 61,319 shares of Common Stock subject to options granted to Mr. Wildstein which are currently exercisable.

(18) Includes 6,000 shares of Common Stock subject to options granted to Mr. Rapp which are currently exercisable.

(19) Includes 15,624 shares of Common Stock subject to options granted to Mr. Gallagher which are currently exercisable.

(20) Includes 9,624 shares of Common Stock subject to options granted to Mr. McTiernan which are currently exercisable.

(21) The percent of class assumes all exercisable options issued to the executive officers and non-employee directors have been exercised and, therefore, on a pro forma basis, 4,006,460 shares of Common Stock would be outstanding.

                             EXECUTIVE COMPENSATION

    Set forth below is information concerning the annual compensation for services in all capacities to the Company and the Bank for the fiscal years ended December 31, 1996, 1995 and 1994 of each person who, during 1996, served as (i) the chief executive officer of the Company or (ii) an executive officer of the Company and the Bank to the extent such executive officers' total annual salary and bonus exceeded $100,000. There were no other executive officers for whom disclosure would have been provided but for the fact that such individuals were not serving at the end of the 1996 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM COMPENSATION
                                                                                       ---------------------------------------
                                                                                                 AWARDS
                                                     ANNUAL COMPENSATION               --------------------------
                                        ---------------------------------------------                 SECURITIES     PAYOUTS
                                                                             OTHER      RESTRICTED      UNDER-     -----------
                                                                            ANNUAL         STOCK         LYING        LTIP
                                                     SALARY      BONUS      COMPEN-      AWARD(S)      OPTIONS/      PAYOUTS
NAME AND PRINCIPAL POSITION               YEAR        ($)         ($)       SATION          ($)         SARS(#)         $
--------------------------------------  ---------  ----------  ---------  -----------  -------------  -----------  -----------
Zvi H. Muscal (1).....................       1996  $  220,000  $       0   $   9,000     $       0             0    $       0
  Former Chief Executive Officer of          1995     220,000          0      15,000             0        12,000            0
  the Company and the Bank                   1994     220,000     35,000      15,000             0        12,000            0

Rolf A. Stensrud......................       1996     175,000     50,000           0             0             0            0
  President and Chief Executive              1995     165,000     50,000           0             0             0            0
  Officer of the Company and the Bank        1994     155,000          0      17,615             0        23,827            0

George S. Rapp........................       1996     105,000     15,000           0             0         6,000            0
  Executive Vice President and Chief         1995     105,000          0           0             0             0            0
  Financial Officer of the Company and       1994         N/A        N/A         N/A           N/A           N/A          N/A
  the Bank

Kevin J. Gallagher....................       1996     105,000     31,069           0             0         6,000            0
  Executive Vice President and Chief         1995      95,000          0           0             0             0            0
  Lending Officer of the Bank                1994      85,000          0           0             0             0            0

Jerome D. McTiernan...................       1996      95,000     10,000           0             0             0            0
  Executive Vice President of the Bank       1995      90,000          0           0             0             0            0
                                             1994      85,000          0           0             0             0            0


                                           ALL
                                          OTHER
                                         COMPEN-
                                         SATION
NAME AND PRINCIPAL POSITION                ($)
--------------------------------------  ---------
Zvi H. Muscal (1).....................  $  16,036(2)
  Former Chief Executive Officer of        16,036
  the Company and the Bank                 16,036
Rolf A. Stensrud......................      8,950(2)
  President and Chief Executive                 0
  Officer of the Company and the Bank           0
George S. Rapp........................          0
  Executive Vice President and Chief            0
  Financial Officer of the Company and        N/A
  the Bank
Kevin J. Gallagher....................          0
  Executive Vice President and Chief            0
  Lending Officer of the Bank                   0
Jerome D. McTiernan...................          0
  Executive Vice President of the Bank          0
                                                0

------------------------

(1) Mr. Zvi H. Muscal resigned his position as Chief Executive Officer of the Company and the Bank effective February 28, 1997.

(2) Represent payments made to long term retirement plans established for the benefit of the named executive.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning stock options granted during the fiscal year ended December 31, 1996 for the named executives.

                                          NUMBER OF
                                         SECURITIES            PERCENTAGE OF TOTAL        EXERCISE OR
                                     UNDERLYING OPTIONS          OPTIONS GRANTED          BASE PRICE
NAME                                     GRANTED (#)       TO EMPLOYEES IN FISCAL YEAR     ($/SHARE)    EXPIRATION DATE
-----------------------------------  -------------------  -----------------------------  -------------  ----------------
Zvi H. Muscal......................               0                         0                     --                  --
Rolf A. Stensrud...................               0                         0                     --                  --
Jerome D. McTiernan................               0                         0                     --                  --
George S. Rapp.....................           6,000                       2.7%             $    6.49        October 2006
Kevin J. Gallagher.................           6,000                       2.7                   6.49        October 2006

    The following table sets forth information concerning the exercise of options to purchase Common Stock by the named executive officers during the fiscal year ended December 31, 1996 as well as the number of securities underlying unexercised options and the potential value of unexercised options as of December 31, 1996.

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                VALUE OF UNEXERCISED
                                                       UNDERLYING NUMBER OF SECURITIES          IN-THE-MONEY OPTIONS
                            SHARES(#) ACQUIRED         OPTIONS AT FISCAL YEAR-END (#)          AT FISCAL YEAR-END($)
NAME                            ON EXERCISE               EXERCISABLE/UNEXERCISABLE          EXERCISABLE/UNEXERCISABLE(1)
-------------------------  ---------------------  -----------------------------------------  --------------------------
Zvi H. Muscal............                0                          60,000/0                          $300,930/$0
Rolf A. Stensrud.........                0                          48,132/0                           302,871/0
Jerome D. McTiernan......                0                           8,020/0                            50,465/0
George S. Rapp...........                0                           6,000/0                            11,237/0
Kevin J. Gallagher.......                0                          13,020/0                            61,702/0

------------------------

(1) "In-the-money options" are stock options with respect to which the market value of the underlying shares of Common Stock exceeded the exercise price at December 31, 1996. The value of such options is determined by subtracting the aggregate exercise price for such options from the aggregate fair market value of the underlying shares of Common Stock on December 31, 1996.

COMPENSATION PAID TO DIRECTORS

    Each director of the Company also serves as a director of the Bank. The Company's director compensation plan throughout 1996 provided that each director would receive $500 for each Board meeting and $250 for each Committee meeting attended. Pursuant to such plan, a total of $92,950 in director fees was accrued and a total of $83,200 was paid for services rendered during 1996. No director received more than $12,400 in 1996. In addition, in connection with the Merger, Republic directors were granted options to purchase Common Stock as follows: Mr. Madonna, 102,022 options; Mr. Bradley, 18,000 options; Mr. Adelberg, 1,200 options; Mr. Berman, 1,200 options; Mr. Goldberg, 18,000 options, Mr. Shotz, 48,000 options; and Mr. Wildstein, 18,000 options. Mr. Madonna's options have an exercise price of $5.30 per share and the other listed options have an exercise price of $6.41 per share.

EXECUTIVE EMPLOYMENT AGREEMENTS

    Mr. Rolf A. Stensrud currently serves as President and Chief Executive Officer of the Company and the Bank under the terms and conditions of an employment agreement with the Company and the Bank (the "Stensrud Agreement"). The Stensrud Agreement provides for an initial term of three years expiring in June, 1999 and will automatically renew for successive one-year terms until terminated by the parties. Under the Stensrud Agreement, Mr. Stensrud receives an annual base salary of $175,000 per year. In addition, Mr. Stensrud is entitled to: (i) reimbursement for entertainment and travel expenses in connection with his duties, including expenses for one lunch club and annual dues for one golf club; (ii) participate in any bonus, stock purchase or grant, stock option, deferred compensation or other compensation plans maintained by the Bank or the Company for its senior executives; (iii) receive such basic medical, hospitalization and major medical insurance coverage for himself and his dependents as the Bank or the Company maintains for its executives; and (iv) use of an automobile provided by the Bank. If Mr. Stensrud's employment is terminated for reasons other than for engaging in conduct detrimental to the Bank, Mr. Stensrud will be entitled to receive his salary and benefits for certain specified periods of time. The Stensrud Agreement provides for the non-disclosure by Mr. Stensrud of confidential information acquired by him in the context of his employment.

    George S. Rapp currently serves as Executive Vice President and Chief Financial and Administrative Officer of the Company and the Bank under the terms of an employment agreement (the "Rapp Agreement"). The Rapp Agreement provides that Mr. Rapp is employed as Executive Vice President and

Chief Financial and Administrative Officer of the Company and the Bank at an annual base salary of $112,500, which may not be terminated by the Company and the Bank prior to March 31, 1998. Thereafter, the Company and the Bank may terminate the Rapp Agreement on one year's notice, and Mr. Rapp may terminate this Agreement upon 30 days' notice. Mr. Rapp is also eligible to receive an annual bonus at the discretion of the Board of Directors and to participate in any executive or employee stock option, bonus or other compensation plan and all other employee benefit plans. The Company provides Mr. Rapp with an automobile allowance and the reimbursement of certain expenses related to the use of such automobile in connection with his employment.

    Kevin J. Gallagher currently serves as Executive Vice President and Chief Lending Officer of the Bank under the terms of an employment agreement (the "Gallagher Agreement"). The Gallagher Agreement has a one-year term at an annual base salary of $112,500. The term of the Agreement will be automatically extended for successive one-year periods unless terminated by either party upon 90 days written notice prior to the end of any such year. Mr. Gallagher is also eligible to receive an annual bonus at the discretion of the Board of Directors and to participate in the Company's Stock Option Plan and all other employee benefit plans. The Company provides Mr. Gallagher with an automobile allowance and the reimbursement of certain expenses related to the use of such automobile in connection with his employment.

    Jerome D. McTiernan currently serves as Executive Vice President of the Bank under the terms of an employment agreement (the "McTiernan Agreement"). The McTiernan Agreement provides that Mr. McTiernan is employed as Executive Vice President at an annual base salary of $100,000, until terminated by the Bank or Mr. McTiernan. The Agreement may be terminated by the Bank on twelve months' written notice or by Mr. McTiernan on 30 days' notice. Mr. McTiernan is also eligible to receive an annual bonus at the discretion of the Board of Directors and to participate in the Company's Stock Option Plan and all other employee benefit plans. The Company maintains a life insurance policy for the benefit of Mr. McTiernan's designated beneficiaries and provides him with use of an automobile and the reimbursement of certain expenses related to the use of such automobile in connection with his employment.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors and executive officers of the Company and/or their affiliates have loans outstanding from the Bank totaling in the aggregate $7.3 million. All such loans were made in the ordinary course of the Bank's business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for the comparable transactions with unrelated persons and, in the opinion of management, do not involve more than the normal risk of collectability or present other unfavorable features.

                          DESCRIPTION OF COMMON STOCK

    The following is a summary of the material provisions of the Company's Articles of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

AUTHORIZED CAPITAL STOCK

    The Company has 20,000,000 authorized shares of Common Stock and 10,000,000 authorized shares of preferred stock. As of September 30, 1997, 3,446,309 shares of Common Stock were outstanding and no shares of preferred stock were outstanding.

    Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of shareholders. Each share of Common Stock is entitled to share, pro rata, in dividends and in the Company's assets in the event of dissolution or liquidation of the Company. Holders of shares of Common Stock do not possess any preemptive rights and are not entitled to cumulate votes in elections of directors. The outstanding shares of Common Stock are fully paid and nonassessable. No option, warrant, privilege or right has been issued or is outstanding other than the options granted under the Company's stock option plans. See "Executive Compensation" and "Compensation Paid to Directors."

SPECIAL CHARTER AND PENNSYLVANIA CORPORATE LAW PROVISIONS

    The Company's Articles of Incorporation and Bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Common Stock and the removal of the Company's management. These provisions: (1) divide the Board of Directors into three classes serving staggered three-year terms; (2) require that shares with at least 75% of total voting power approve any merger or consolidation, with or into a related person (a person or entity who, together with any affiliates or associates, owns 10% or more of the outstanding voting stock of the Company, except as otherwise permitted in the Company's Articles of Incorporation) or any sale, lease, exchange transfer or other disposition of all or substantially all of the assets of the Company to a related person (collectively a "Business Combination") and other similar transactions; (3) terminate all voting rights of any shareholder who acquires or owns more than 10% of the Common Stock unless waived by the Board of Directors; (4) require that shares with at least 60% of total voting power approve any amendment of those provisions of the Articles of Incorporation pertaining to the election of directors, shareholder approval of a Business Combination and termination of voting rights for shareholders who own more than 10% of Common Stock; (5) permit the Board of Directors to oppose a tender offer or other offer for the Company's securities on the basis of factors other than the economic benefit to shareholders; (6) eliminate cumulative voting in elections of directors; (7) require that shares with at least 75% of total voting power approve any substantive amendment of the Bylaws; and (8) require advance notice of nominations for the election of directors.

    The Company is subject to provisions of the Pennsylvania Business Corporation Law (the "BCL") which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the BCL.

    Subchapter 25E of the BCL (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

    Subchapter 25F of the BCL (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. For this purpose, an "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

    Subchapter 25G of the BCL (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

    Subchapter 25H of the BCL (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the Company and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

    Subchapters 25E-H of the BCL contain a wide variety of transnational and status exemptions, exclusions and safe harbors. The Company is subject to the provisions of Subchapters 25E through H.

    In addition, the fiduciary duty standards applicable to the Board of Directors under the BCL may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for the Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Common Stock and the removal of the Company's management.

    To the extent applicable to the Company at the present time, this legislation generally (1) expands the factors and groups (including shareholders) that the Board of Directors can consider in determining whether a certain action is in the best interests of the Company; (2) provides that the Board need not consider the interests of any particular group as dominant or controlling; (3) provides that directors, in order to satisfy the presumption that they have acted in the best interests of the Company, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard of care unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of directors is solely to the Company and may be enforced by the Company or by a shareholder in a derivative action, but not by a shareholder directly. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Board of Directors in a potential change in control context.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement (the form of which is filed as an Exhibit to the Registration Statement of which this Prospectus is a part), the Company has agreed to sell to Janney Montgomery Scott Inc. (the "Underwriter"), and the Underwriter has agreed to purchase from the Company, 1,000,000 shares of Common Stock.

    In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the shares of the Common Stock offered hereby (other than those subject to the over-allotment option described below) if any shares are purchased. The Underwriter has advised the Company that it initially plans to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $0.43 per share. The Underwriter may allow and such dealers may reallow a concession not in excess of $0.10 per share to other dealers. After the Offering, the public offering price and the concessions to selected dealers may be changed.

    The Company has granted the Underwriter an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock from the Company at the same price per share as the initial 1,000,000 shares of Common Stock to be purchased by the Underwriter. The Underwriter may exercise such option only to cover over-allotments in the sale of the shares of Common Stock that the Underwriter has agreed to purchase.

    The Company and its directors and executive officers have agreed that they will not, with certain exceptions, publicly sell or otherwise dispose of any shares of Common Stock, except the shares of the Common Stock offered hereby, for 180 days from the date of this Prospectus without the prior written consent of the Underwriter.

    The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriter may be required to make in respect thereof. The Underwriting Agreement also provides for the payment of a $100,000 nonaccountable expense allowance to the Underwriter to cover expenses incurred by the Underwriter in connection with the Offering.

    The public offering price of the Common Stock offered hereby was determined by negotiation between the Company and the Underwriter. Among the factors considered in determining the public offering price, in addition to the lack of a regular and active market for the Common Stock, are certain financial information of the Company, an assessment of the Company's prospects and factors relating to the market value of the Company and other publicly traded financial institutions.

                                INDEMNIFICATION

    Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a Bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

    The Bylaws of the Company provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

    Directors and officers also are insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

    Spector Gadon & Rosen, P.C., Philadelphia, Pennsylvania will pass upon the validity of the shares offered hereby for the Company. Stevens & Lee, Wayne, Pennsylvania, will pass upon certain legal matters for the Underwriter.

                                    EXPERTS

    The consolidated financial statements appearing in this Prospectus for the year ended December 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants as indicated in their reports appearing elsewhere herein, and are included in reliance upon such reports and given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements appearing in this Prospectus for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report appearing herein, and have been so included in reliance upon the report of such firm and given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                          REPUBLIC FIRST BANCORP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPUBLIC FIRST BANCORP, INC. AND FIRST REPUBLIC BANK:

Financial Statements (Unaudited)
  Consolidated Balance Sheets--As of September 30, 1997 and December 31, 1996........  F-2
  Consolidated Statements of Income--For the nine months ended September 30, 1997 and
    1996.............................................................................  F-3
  Consolidated Statements of Cash Flows--For the nine months ended September 30, 1997 and 1996.........................................................................  F-4
  Consolidated Statement of Shareholders' Equity--For the nine months ended September
    30, 1997.........................................................................  F-5
  Notes to Consolidated Financial Statements.........................................  F-6
Financial Statements (Audited)
  Independent Auditors' Report.......................................................  F-9
  Independent Auditors' Report.......................................................  F-10
  Consolidated Balance Sheets--As of December 31, 1996 and 1995......................  F-11
  Consolidated Statements of Income--For the years ended December 31, 1996 and
    1995.............................................................................  F-12
  Consolidated Statements of Cash Flows--For the years ended December 31, 1996 and
    1995.............................................................................  F-13
  Consolidated Statements of Shareholders' Equity--For the years ended December 31,
    1996 and 1995....................................................................  F-14
  Notes to Consolidated Financial Statements.........................................  F-15

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                                                             SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                                             ------------------  -----------------
                                                                                (UNAUDITED)
ASSETS:
Cash and due from banks....................................................   $      5,237,000    $     7,716,000
Interest--bearing deposits with banks......................................          2,058,000            665,000
Federal funds sold.........................................................                  0          7,115,000
                                                                             ------------------  -----------------
  Total cash and cash equivalents..........................................          7,295,000         15,496,000

Securities available for sale, at fair value...............................          3,162,000          5,900,000
Securities held to maturity, at amortized cost (Fair value of $98,536,000
  and $75,307,000).........................................................         97,952,000         75,054,000

Loans receivable, net......................................................        184,403,000        170,002,000
Premises and equipment, net................................................          1,926,000            711,000
Real estate owned, net.....................................................          1,944,000            295,000
Accrued income and other assets............................................          6,484,000          6,337,000
                                                                             ------------------  -----------------

Total Assets...............................................................   $    303,166,000    $   273,795,000
                                                                             ------------------  -----------------
                                                                             ------------------  -----------------

LIABILITIES AND SHAREHOLDERS' EQUITY:

LIABILITIES:

Deposits:
Demand--non-interest-bearing...............................................   $     33,961,000    $    32,611,000
Demand--interest-bearing...................................................          8,233,000         10,181,000
Money market and savings...................................................         25,840,000         27,240,000
Time.......................................................................        152,947,000        150,800,000
Time over $100,000.........................................................         26,923,000         29,227,000
                                                                             ------------------  -----------------
  Total Deposits...........................................................        247,904,000        250,059,000

Other Borrowings...........................................................         27,346,000                  0
Accrued expenses and other liabilities.....................................          6,435,000          5,365,000
                                                                             ------------------  -----------------

Total Liabilities..........................................................        281,685,000        255,424,000
                                                                             ------------------  -----------------

SHAREHOLDERS' EQUITY:

Common stock, par value $.01 per share; 20,000,000 shares authorized;
  shares issued and outstanding 3,446,309 and 3,417,509 as of September 30,
  1997 and December 31, 1996 respectively..................................             34,000             34,000

Additional paid in capital.................................................         13,793,000         13,687,000
Retained earnings..........................................................          7,651,000          4,647,000
Unrealized gain on securities available for sale, net of deferred taxes....              3,000              3,000
                                                                             ------------------  -----------------
Total Shareholders' Equity.................................................         21,481,000         18,371,000
                                                                             ------------------  -----------------

Total Liabilities and Shareholders' Equity.................................   $    303,166,000    $   273,795,000
                                                                             ------------------  -----------------
                                                                             ------------------  -----------------

                (See notes to consolidated financial statements)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                      FOR THE PERIODS ENDED SEPTEMBER 30,
                                  (UNAUDITED)

                                                               QUARTER TO DATE            NINE MONTHS TO DATE
                                                          --------------------------  ---------------------------
                                                              1997          1996          1997           1996
                                                          ------------  ------------  -------------  ------------
INTEREST INCOME:
  Interest and fees on loans............................  $  4,364,000  $  3,693,000  $  12,316,000  $  8,245,000
  Interest on federal funds sold........................        10,000        66,000        300,000     1,195,000
  Interest on investments...............................     1,565,000     1,213,000      4,192,000     2,462,000
                                                          ------------  ------------  -------------  ------------
  Total Interest Income.................................     5,939,000     4,972,000     16,808,000    11,902,000
                                                          ------------  ------------  -------------  ------------
INTEREST EXPENSE:
  Demand--interest-bearing..............................        49,000        50,000        159,000        82,000
  Money market and savings..............................       233,000       209,000        692,000       467,000
  Time..................................................     2,285,000     1,960,000      6,373,000     4,908,000
  Time over $100,000....................................       390,000       398,000      1,214,000     1,193,000
  Subordinated Debt.....................................             0        70,000              0       210,000
  Other Borrowings......................................       373,000             0        621,000             0
                                                          ------------  ------------  -------------  ------------
Total Interest Expense..................................     3,330,000     2,687,000      9,059,000     6,860,000
                                                          ------------  ------------  -------------  ------------
Net interest income.....................................     2,609,000     2,285,000      7,749,000     5,042,000
Provision for loan losses...............................        30,000        30,000        140,000        55,000
                                                          ------------  ------------  -------------  ------------
Net interest income after provision for loan losses.....     2,579,000     2,255,000      7,609,000     4,987,000
                                                          ------------  ------------  -------------  ------------
NON-INTEREST INCOME:
  Service fees..........................................       129,000       115,000        291,000       174,000
  Tax refund program revenue............................         5,000             0      2,239,000     2,080,000
  Other income..........................................        18,000        51,000         96,000        60,000
                                                          ------------  ------------  -------------  ------------
                                                               152,000       166,000      2,626,000     2,314,000
                                                          ------------  ------------  -------------  ------------
NON-INTEREST EXPENSES:
  Salaries and Benefits.................................     1,056,000       845,000      3,083,000     1,958,000
  Occupancy/Equipment...................................       315,000       281,000        867,000       639,000
  Other expenses........................................       561,000       571,000      1,944,000     1,138,000
                                                          ------------  ------------  -------------  ------------
                                                             1,932,000     1,697,000      5,894,000     3,735,000
                                                          ------------  ------------  -------------  ------------
Income before income taxes..............................       799,000       724,000      4,341,000     3,566,000
                                                          ------------  ------------  -------------  ------------
Provision for income taxes..............................       274,000       224,000      1,337,000     1,189,000
                                                          ------------  ------------  -------------  ------------
NET INCOME..............................................  $    525,000  $    500,000  $   3,004,000  $  2,377,000
                                                          ------------  ------------  -------------  ------------
                                                          ------------  ------------  -------------  ------------
NET INCOME PER SHARE:
  Primary...............................................  $       0.14  $       0.14  $        0.79  $       0.85
  Fully diluted.........................................  $       0.14  $       0.13  $        0.78  $       0.83
                                                          ------------  ------------  -------------  ------------
AVERAGE COMMON SHARES AND CSE OUTSTANDING:
  Primary...............................................     3,846,497     3,663,111      3,815,186     2,791,819
  Fully diluted.........................................     3,858,398     3,730,890      3,855,189     2,867,286
                                                          ------------  ------------  -------------  ------------

                (See notes to consolidated financial statements)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    FOR THE NINE MONTHS ENDED SEPTEMBER 30,

                                  (UNAUDITED)

                                                                                         1997            1996
                                                                                    --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................................  $    3,004,000  $    2,377,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Provision for loan losses.....................................................         140,000          55,000
    Write down of other real estate owned.........................................          70,000
    Depreciation and amortization.................................................         302,000         183,000
    (Increase) decrease in accrued income and other assets........................        (147,000)        663,000
     Increase (decrease) in accrued expenses and other liabilities................       1,070,000        (153,000)
                                                                                    --------------  --------------
  Net cash provided by operating activities.......................................       4,439,000       3,125,000
                                                                                    --------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of securities:
    Available for sale............................................................      (1,950,000)              0
    Held to Maturity..............................................................     (37,386,000)    (26,901,000)
  Proceeds from principal receipts, sales, and maturities of securities...........      19,074,000      17,684,000
  Net (increase) in loans.........................................................     (14,715,000)       (372,000)
  Cash Proceeds from acquisitions.................................................               0      12,155,000
  Purchase of other real estate owned.............................................      (1,406,000)              0
  Premises and equipment expenditures.............................................      (1,448,000)       (137,000)
                                                                                    --------------  --------------
  Net cash provided by (used in) investing activities.............................     (37,831,000)      2,429,000
                                                                                    --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) in demand, money market, and savings deposits....................      (1,998,000)     (4,589,000)
  Net increase in borrowed funds..................................................      27,346,000               0
  Net increase (decrease) in time deposits........................................        (157,000)      8,823,000
                                                                                    --------------  --------------
  Net cash provided by financing activities.......................................      25,191,000       4,234,000
                                                                                    --------------  --------------
Increase (decrease) in cash and cash equivalents..................................      (8,201,000)      9,788,000

Cash and cash equivalents, beginning of period....................................      15,496,000       3,856,000
                                                                                    --------------  --------------
Cash and cash equivalents, end of period..........................................  $    7,295,000  $   13,644,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Supplemental disclosure:
  Interest paid...................................................................  $    8,699,000  $    6,327,000
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Non-cash transactions:
  Net transfers to real estate owned from loans...................................  $      539,000               0
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Changes in unrealized gain on securities available for sale.....................               0  ($      26,000)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                (See notes to consolidated financial statements)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CHANGES IN

                              SHAREHOLDERS' EQUITY

                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                        UNREALIZED
                                                                                          GAIN ON
                                                            ADDITIONAL                  SECURITIES       TOTAL
                                                 COMMON       PAID IN       RETAINED     AVAILABLE   SHAREHOLDERS'
                                                  STOCK       CAPITAL       EARNINGS     FOR SALE       EQUITY
                                                ---------  -------------  ------------  -----------  -------------
Balance December 31, 1995.....................     22,000  $   6,647,000     1,934,000   $  19,000   $   8,622,000
Acquisition of Execufirst Bancorp, Inc........     12,000      7,040,000             0           0       7,052,000
Net income for the year.......................          0              0     2,713,000           0       2,713,000
Change in unrealized gain on securities
  available for sale..........................          0              0             0     (16,000)        (16,000)
Balance December 31, 1996.....................     34,000     13,687,000     4,647,000       3,000      18,371,000
                                                ---------  -------------  ------------  -----------  -------------
Net Income For the Period.....................          0              0     3,004,000           0       3,004,000
Stock options exercised.......................                   106,000             0           0         106,000
                                                ---------  -------------  ------------  -----------  -------------
Balance September 30, 1997....................  $  34,000  $  13,793,000     7,651,000   $   3,000   $  21,481,000
                                                ---------  -------------  ------------  -----------  -------------
                                                ---------  -------------  ------------  -----------  -------------

                (See notes to consolidated financial statements)

                          REPUBLIC FIRST BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    In the opinion of Republic First Bancorp, Inc. ("the Company"), the accompanying unaudited financial statements contain all adjustments (including normal recurring accruals) necessary to present fairly the financial position as of September 30, 1997, the results of operations for the three and nine months ended, September 30, 1997 and 1996, and the cash flows for the nine months ended September 30, 1997 and 1996. The interim results of operations may not be indicative of the results of operations for the full year. The accompanying unaudited financial statements should be read in conjunction with the Company's audited financial statements, and the notes thereto, included in the Company's 1996 annual report.

    The Company is a one-bank holding company organized and incorporated under the laws of the Commonwealth of Pennsylvania. Its solely-owned subsidiary, First Republic Bank (the "Bank"), offers a variety of banking services to individuals and businesses throughout the Greater Philadelphia and South Jersey area through its offices and branches in Philadelphia and Montgomery Counties.

    On June 7, 1996 Republic Bancorporation ("Republic"), parent company of Republic Bank, its sole subsidiary, merged with and into ExecuFirst Bancorp, Inc., ("ExecuFirst") parent company of First Executive Bank, its sole subsidiary. Republic exchanged all of its common stock, for approximately 1,604,411 shares (approximately 56% of the combined total) of ExecuFirst's common stock. Effective upon the merger, ExecuFirst changed its name to First Republic Bancorp, Inc. The Company subsequently changed its name to Republic First Bancorp, Inc. Upon completion of the merger, Republic's shareholders owned a majority of the outstanding shares of the consolidated Company's stock. As a result, the transaction was accounted for as a reverse acquisition of ExecuFirst by Republic solely for accounting and financial reporting purposes. Therefore, Consolidated Statements of Income and Consolidated Statements of Cash Flows for the nine months and three months ended September 30, 1996 are those of Republic from the date of the merger through September 30, 1996 and may not be comparable to the current year Consolidated Statements. The operations of ExecuFirst have been included in the Company's financial statements since the date of acquisition. Historical shareholders' equity and earnings per share of Republic prior to the merger have been retroactively restated (a recapitalization) for the equivalent number of shares received in the merger after giving effect to any differences in par value of the respective stock of ExecuFirst and Republic.

    The September 30, 1997 and December 31, 1996 Consolidated Balance Sheets include the effect of the merger on a purchase accounting basis based on the fair market value of ExecuFirst's common stock at a price of $5.75 per share, the estimated market value of the stock for a reasonable period before and after November 17, 1995, the announcement date of the merger. The purchase price calculated for accounting purposes amounted to $7,052,000, which is the result of multiplying the $5.75 per share market value of ExecuFirst by the outstanding share of ExecuFirst of approximately 1,226,000 (prior to subsequent dividends) at the announcement date of the merger, plus acquisition expenses incurred by Republic, as a result of the merger, in the amount of $1,193,000.

    The purchase price has been allocated to the respective assets acquired and the liabilities based on their estimated fair market values, net of applicable income tax effects. Negative goodwill in the amount of $1,045,000 was generated for purchase accounting purposes and was applied against (i) bank premises and equipment in the amount of $276,000, (ii) other real estate owned in the net amount of $84,000, and (iii) the net deferred tax asset in the amount of $685,000. No negative goodwill remains after application to these non-current assets.

                          REPUBLIC FIRST BANCORP, INC.

2. RECLASSIFICATIONS:

    Certain items in the 1996 financial statements were reclassified to conform to 1997 presentation format.

    Additionally, the Company declared a six for five stock split effected in the form of a dividend on March 4, 1997 for all shareholders of record of the Company on that date. Average common shares and common share equivalents, and all other share presentations have been retroactively restated as if the dividend was declared at the beginning of each respective period presented herein.

3. EARNINGS PER SHARE:

    Earnings per common share, and common equivalent shares, are based on the weighted average number of common shares and common equivalent shares outstanding during the periods. Stock options are included as share equivalents when dilutive. These common stock equivalents had a dilutive effect for the nine months and three months ended September 30, 1997 and 1996.

    In February 1997 the FASB issued SFAS No. 128, "Earnings Per Share." This Statement establishes standards for computing and presenting earnings per share
(EPS) and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share, and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. This Statement requires restatement of all prior period EPS data presented upon adoption. Had the Company adopted SFAS No. 128 as of September 30, 1997, pro forma basic earnings per share would have been $0.14 and $0.15 for the three months ended September 30, 1997 and 1996, respectively, and $0.87 and $0.92 for the nine months ended September 30, 1997 and 1996, respectively.

4. INVESTMENT SECURITIES:

    The Company classifies certain investments under one of the following categories: "held-to- maturity" which is accounted for at historical cost, adjusted for accretion of discounts and amortization of premiums;
"available-for-sale" which is accounted for at fair market value, with unrealized gains and losses reported as a separate component of shareholders' equity; or "trading" which is accounted for at fair market value, with unrealized gains and losses reported as a component of net income. The Bank does not hold "trading" securities.

    At September 30, 1997, the Bank had identified certain investment securities that are being held for indefinite periods of time, including securities that will be used as part of the Bank's asset/liability management strategy and that may be sold in response to changes in interest rates, prepayments and similar factors. These securities are classified as available-for-sale and are intended to increase the flexibility of the Bank's asset/liability management. Available-for-sale securities consist of US Government Agency securities and other investments. The book and market values of securities available-for-sale was $3,159,000 and $3,162,000 respectively, as of September 30, 1997. The net unrealized gain on securities available-for-sale, as of this date, was $3,000.

                          REPUBLIC FIRST BANCORP, INC.

    The following table represents the carrying and estimated fair values of Investment Securities at September 30, 1997.

                                                                                     GROSS         GROSS
                                                                     AMORTIZED    UNREALIZED    UNREALIZED
AVAILABLE-FOR-SALE ($000)                                              COST          GAIN          LOSS      FAIR VALUE
------------------------------------------------------------------  -----------  -------------  -----------  -----------
US Government Agencies............................................   $   3,159     $       7     $      (4)   $   3,162
Other.............................................................          --            --            --           --
                                                                    -----------        -----         -----   -----------
TOTAL AVAILABLE-FOR-SALE..........................................   $   3,159     $       7     $      (4)   $   3,162
                                                                    -----------        -----         -----   -----------
                                                                    -----------        -----         -----   -----------

                                                                                     GROSS         GROSS
                                                                     AMORTIZED    UNREALIZED    UNREALIZED
HELD-TO-MATURITY ($000)                                                COST          GAIN          LOSS      FAIR VALUE
------------------------------------------------------------------  -----------  -------------  -----------  -----------
Mortgage-backed Securities........................................   $  30,792     $      26     $     (52)   $  30,766
US Government Agencies............................................      63,323           846          (236)      63,933
Other.............................................................       3,837            --            --        3,837
                                                                    -----------        -----         -----   -----------
TOTAL HELD-TO-MATURITY............................................   $  97,952     $     872     $    (288)   $  98,536
                                                                    -----------        -----         -----   -----------
                                                                    -----------        -----         -----   -----------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

of First Republic Bancorp, Inc.

    We have audited the accompanying consolidated balance sheet of First Republic Bancorp, Inc. and Subsidiary as of December 31, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all materials respects, the consolidated financial position of First Republic Bancorp, Inc. and Subsidiary as of December 31, 1996 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center

Philadelphia, Pennsylvania

January 30, 1997 (except as to the
information in Note 17 for
which the date is March 4, 1997)

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of

Republic Bancorporation, Inc.:

We have audited the accompanying consolidated balance sheet of Republic Bancorporation, Inc. and subsidiaries (the "Bank") as of December 31, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

          [LOGO]

March 1, 1996

(Except Note 1 related to the merger

which is dated June 7, 1996 and except

Note 17 relating to the stock split effected

in the form of a dividend which is dated

March 4, 1997)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

ASSETS:
                                                                            1996       1995
                                                                          ---------  ---------
Cash and due from banks.................................................  $   7,716  $   2,884
Interest-bearing deposits with banks....................................        665         39
Federal funds sold......................................................      7,115        933
                                                                          ---------  ---------
    Total cash and cash equivalents.....................................     15,496      3,856
Securities available for sale, at fair value............................      5,900      4,348
Securities held to maturity, at amortized cost..........................     75,054     34,004
Loans receivable, net...................................................    170,002     85,183
Premises and equipment, net.............................................        711        321
Real estate owned, net..................................................        295        295
Accrued income and other assets.........................................      6,337      3,056
                                                                          ---------  ---------
    Total Assets........................................................  $ 273,795  $ 131,063
                                                                          ---------  ---------
                                                                          ---------  ---------

LIABILITIES AND SHAREHOLDERS' EQUITY:

Liabilities:
Deposits:
Demand--non-interest-bearing............................................  $  32,611  $  12,570
Demand--interest-bearing................................................     10,181      1,429
Money market and savings................................................     27,240     11,598
Time....................................................................    150,800     82,757
Time over $100,000......................................................     29,227      8,070
                                                                          ---------  ---------
    Total Deposits......................................................    250,059    116,424
Subordinated debt.......................................................          0      3,400
Accrued expenses and other liabilities..................................      5,365      2,617
                                                                          ---------  ---------
    Total Liabilities...................................................    255,424    122,441
                                                                          ---------  ---------

Commitments and contingencies (Note 10)

SHAREHOLDERS' EQUITY:

Common stock, par value $.01 per share; 20,000,000 shares authorized;
  shares issued and outstanding 3,417,509 and 1,925,293 as of December
  31, 1996 and 1995 respectively........................................         34         22
Additional paid in capital..............................................     13,687      6,647
Retained earnings.......................................................      4,647      1,934
Unrealized gain on securities available for sale, net of deferred
  taxes.................................................................          3         19
                                                                          ---------  ---------
    Total Shareholders' Equity..........................................     18,371      8,622
                                                                          ---------  ---------
      Total Liabilities and Shareholders' Equity........................  $ 273,795  $ 131,063
                                                                          ---------  ---------
                                                                          ---------  ---------

                (See notes to consolidated financial statements)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                (DOLLARS IN THOUSAND, EXCEPT FOR PERSHARE DATA)

                                                                                1996        1995        1994
                                                                             ----------  ----------  ----------
Interest Income
  Interest and fees on loans...............................................  $   11,798  $    7,710  $    5,521
  Interest on federal funds sold...........................................       1,346         176         278
  Interest on deposits in banks............................................          20           0           0
  Interest on investments..................................................       3,739       2,016       1,442
                                                                             ----------  ----------  ----------
                                                                                 16,903       9,902       7,241
                                                                             ----------  ----------  ----------
Interest Expense:
  Demand - Interest bearing................................................         140          33          30
  Money market and savings.................................................         674         516         637
  Time.....................................................................       7,069       4,485       2,398
  Time over $100,000.......................................................       1,594         519         599
  Other borrowings.........................................................           0          62          25
  Subordinated debt........................................................         238         276         255
                                                                             ----------  ----------  ----------
                                                                                  9,715       5,891       3,944
                                                                             ----------  ----------  ----------
Net interest income........................................................       7,188       4,011       3,297
Provision for possible loan losses.........................................         155         223         323
                                                                             ----------  ----------  ----------
Net interest income after provision for
  possible loan losses.....................................................       7,033       3,788       2,974
                                                                             ----------  ----------  ----------
Non-interest income:
  Service fees.............................................................         170         155         219
  Refant program revenue...................................................       2,080           0         877
  Other income.............................................................         364           0           0
                                                                             ----------  ----------  ----------
                                                                                  2,614         155       1,096
                                                                             ----------  ----------  ----------
Non-interest expenses:
  Salaries and employee benefits...........................................       2,872       1,592       1,284
  Occupancy expenses.......................................................         696         470         425
  Professional fees........................................................         282         327         354
  Equipment................................................................         205          94          96
  Other operating expenses.................................................       1,526         566         674
                                                                             ----------  ----------  ----------
                                                                                  5,581       3,049       2,833
                                                                             ----------  ----------  ----------
Income before income taxes.................................................       4,066         894       1,237
Provision for income taxes.................................................       1,353         291         430
                                                                             ----------  ----------  ----------
Net income.................................................................  $    2,713  $      603  $      807
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Earnings per common share:
  Primary..................................................................  $     0.92  $     0.31  $     0.42
  Fully diluted............................................................  $     0.88  $     0.31  $     0.42
Weighted average common shares outstanding
  and common stock equivalents
  Primary..................................................................   2,961,225   1,925,293   1,925,293
  Fully diluted............................................................   3,164,944   1,925,293   1,925,293

                See notes to consolidated financial statements)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                  1996         1995        1994
                                                                               -----------  ----------  ----------
Cash flows from operating activities:
  Net income.................................................................  $     2,713  $      603  $      807
  Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for possible loan losses.........................................          155         223         323
  Depreciation and amortization..............................................           62          89          82
  Amortization of securities.................................................          131          57          28
  Realized gain on sale of real estate owned.................................          (18)          0           0
  Decrease (increase) in accrued income and other assets.....................          824        (697)       (349)
  Increase (decrease) in accrued expenses and other liabilities..............          693       1,354        (344)
                                                                               -----------  ----------  ----------
  Net cash provided by operating activities..................................        4,560       1,629         547
                                                                               -----------  ----------  ----------
Cash flows from investing activities:
  Acquisition of ExecuFirst Bancorp, Inc.....................................       11,952           0           0
  Purchase of securities:
    Available for sale.......................................................       (1,000)     (4,022)          0
    Held to maturity.........................................................      (24,650)     (6,330)     (2,141)
  Proceeds from maturities and calls of securities:
    Available for sale.......................................................        1,500           0           0
    Held to maturity.........................................................        5,500           0           0
  Principal collected on MBS's and CMO's:
    Available for sale.......................................................          691           0           0
    Held to maturity.........................................................        6,517         180         383
  Net increase in loans......................................................      (11,937)    (14,043)     (9,295)
  Proceeds from the sale of real estate owned................................           86           0           0
  Premises and equipment expenditures........................................         (556)       (401)        (73)
                                                                               -----------  ----------  ----------
  Net cash used in investing activities......................................      (11,897)    (24,616)    (11,126)
                                                                               -----------  ----------  ----------
Cash flows from financing activities:
  Net increase in demand and money market....................................        7,628       5,570       2,266
  Net increase (decrease) in time deposits...................................       14,749      22,888      (3,284)
  Issuance (redemption of) subordinated debt.................................       (3,400)          0       3,400
  Net increase (decrease) in borrowed funds..................................            0      (5,583)      1,583
                                                                               -----------  ----------  ----------
  Net cash provided by financing activities..................................       18,977      22,875       3,965
                                                                               -----------  ----------  ----------
Increase (decrease) in cash and cash equivalents.............................       11,640        (112)     (6,614)
Cash and cash equivalents, beginning of period...............................        3,856       3,968      10,582
                                                                               -----------  ----------  ----------
Cash and cash equivalents, end of period.....................................       15,496       3,856       3,968
Supplemental disclosures:
  Interest paid..............................................................        8,409       4,571       3,890
  Income taxes paid..........................................................        1,105         290         443
Non-cash investing and financing activities:
  Acquisition of ExecuFirst Bancorp, Inc.:
    FMV of assets acquired...................................................     (108,415)          0           0
    FMV of liabilities assumed...............................................      113,315           0           0
    Stock issued.............................................................        7,052           0           0
                                                                               -----------  ----------  ----------
    Total cash received, net of merger related costs.........................       11,952           0           0
                                                                               -----------  ----------  ----------
  Non-monetary transfers from loans to real estate owned.....................  $        68  $       70  $        0

                (See notes to consolidated financial statements)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                 UNREALIZED
                                                                                                    GAIN
                                                                     ADDITIONAL                 ON SECURITIES       TOTAL
                                                         COMMON        PAID IN     RETAINED       AVAILABLE     SHAREHOLDERS'
                                                          STOCK        CAPITAL     EARNINGS       FOR SALE         EQUITY
                                                      -------------  -----------  -----------  ---------------  -------------
Balance January 1, 1994.............................    $      22     $   6,647    $     524      $       0      $     7,193
Net income for the year.............................            0             0          807              0              807
                                                              ---    -----------  -----------           ---     -------------
Balance December 31, 1994...........................           22         6,647        1,331              0            8,000
Net income for the year.............................            0             0          603              0              603
Unrealized gain on securities available for sale....            0             0            0             19               19
                                                              ---    -----------  -----------           ---     -------------
Balance December 31, 1995...........................           22         6,647        1,934             19            8,622
Acquisition of Execufirst Bancorp, Inc..............           12         7,040            0              0            7,052
Net income for the year.............................            0             0        2,713              0            2,713
Change in unrealized gain on securities available
  for sale..........................................                          0            0            (16)             (16)
                                                              ---    -----------  -----------           ---     -------------
Balance December 31, 1996...........................    $      34     $  13,687    $   4,647      $       3      $    18,371
                                                              ---    -----------  -----------           ---     -------------
                                                              ---    -----------  -----------           ---     -------------

                (See notes to consolidated financial statements)

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

12. SHAREHOLDERS' EQUITY:

    In accordance with the Pennsylvania Banking Code, cash dividends by the Bank may be declared and only paid out of accumulated net earnings, as defined by the Code. At December 31, 1996, there were no dividends declared or paid.

    The Bank is subject to the Federal Reserve Board's risk-based capital leverage ratio guidelines. These guidelines require all state-chartered member banks to maintain total capital equal to at least 8% of risk-weighted total assets, Tier 1 capital (common stock, additional paid-in capital and retained earnings) equal to 4% of risk-weighted total assets, and a Tier 1 leverage ratio of 5%. At December 31, 1996, the aforementioned ratios are as follows:

    REGULATORY CAPITAL REQUIREMENTS:

    The following table presents the Bank's capital ratios at December 31,:

                                                                  1996            1995
                                                             --------------  --------------
Tier I Capital.............................................  $   18,034,000  $    8,600,000
Tier II Capital............................................  $    2,092,000  $    4,080,000
                                                             --------------  --------------
Total Capital..............................................  $   20,126,000  $   12,680,000

Total Average Quarterly Assets.............................  $  271,009,000  $  130,699,000

Total Risk-Weighted Assets (1).............................  $  178,834,000  $  102,423,000

Tier I Risk-Based Capital Ratio (2)........................           10.08%           8.40%
Required Tier I Risk-Based Capital Ratio...................            4.00%           4.00%
                                                             --------------  --------------
Excess Tier I Risk-Based Capital Ratio.....................            6.08%           4.40%

Total Risk-Based Capital Ratio (3).........................           11.25%          12.38%
Required Total Risk-Based Capital Ratio....................            8.00%           8.00%
                                                             --------------  --------------
Excess Total Risk-Based Capital Ratio......................            3.25%           4.38%

Tier I Leverage Ratio (4)..................................            6.65%           6.58%
Required Tier I Leverage Ratio.............................            5.00%           5.00%
                                                             --------------  --------------
Excess Tier I Leverage Ratio...............................            1.65%           1.58%

------------------------

(1) INCLUDES OFF-BALANCE SHEET ITEMS AT CREDIT-EQUIVALENT VALUES.

(2) TIER I RISK-BASED CAPITAL RATIO IS DEFINED AS THE RATIO OF TIER I CAPITAL TO TOTAL RISK-WEIGHTED ASSETS.

(3) TOTAL RISK-BASED CAPITAL RATIO IS DEFINED AS THE RATIO OF TIER I AND TIER II CAPITAL TO TOTAL RISK-WEIGHTED ASSETS.

(4) TIER I LEVERAGE RATIO IS DEFINED AS THE RATIO OF TIER I CAPITAL TO TOTAL AVERAGE QUARTERLY ASSETS.

13. RETIREMENT PLAN:

    The Company maintains a Supplemental Retirement Plan for its Chief Executive Officer which provides for payments of approximately $100,000 a year, commencing for a ten-year period upon

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

13. RETIREMENT PLAN: (CONTINUED)
retirement or death. A life insurance contract has been purchased to insure against all or a portion of the payments which may be required prior to the anticipated retirement date of the officer.

    The Bank has a defined contribution plan pursuant to the provision of 401(k) of the Internal Revenue Code. The Plan covers all full-time employees who meet age and service requirements. The plan provides for elective employee contributions up to 6% of compensation and a 50% matching Company or Bank contribution limited to 3%. The total expense relating to the plan was $47,000 and $33,000 in 1996 and 1995, respectively. There was no expense in 1994.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The disclosure of the fair value of all financial instruments is required, whether or not recognized on the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on assumptions including future cash flows and discount rates. Accordingly, the fair value estimates cannot be substantiated, may not be realized, and do not represent the underlying value of the Company.

    The Company uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    CASH AND CASH EQUIVALENTS:

    The carrying value is a reasonable estimate of fair value.

    SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE:

    For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    LOANS:

    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as commercial and industrial loans, real estate mortgage and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

    DEPOSIT LIABILITIES:

    For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For time deposits, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

    COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT:

    For commitments and standby letters of credit, the recorded fee amount is a reasonable estimate of fair value because the majority of the Bank's commitments to extend credit and standby letters of credit carry current market rates if converted to loans.

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

14. FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)
    At December 31, 1996, the carrying amount and the estimated fair value of the Company's financial instruments are as follows:

                                                          DECEMBER 31, 1996              DECEMBER 31, 1995
                                                    ------------------------------  ----------------------------
                                                       CARRYING          FAIR         CARRYING         FAIR
                                                        AMOUNT          VALUE          AMOUNT          VALUE
                                                    --------------  --------------  -------------  -------------
Financial Assets
  Cash and cash equivalents.......................  $   15,496,000  $   15,496,000  $   3,856,000  $   3,856,000
  Securities available for sale...................       5,900,000       5,900,000      4,348,000      4,348,000
  Securities held to maturity.....................      75,054,000      75,307,000     34,004,000     33,846,000
  Loans receivable, net...........................     170,002,000     170,513,000     85,183,000     86,400,000
Financial Liabilities:
  Deposits:
  Demand, savings, and money market...............  $   70,032,000  $   70,032,000  $  25,597,000  $  25,597,000
  Time............................................     180,027,000     181,167,000     90,827,000     88,982,000
  Subordinated Debt...............................               0               0      3,400,000      3,446,000

15. PARENT COMPANY FINANCIAL INFORMATION:

    The following financial statements for First Republic Bancorp, Inc. (formally known as Republic Bancorporation) should be read in conjunction with the consolidated financial statements and the other notes related to the consolidated financial statements. Republic Bancorporation was formed on August 2, 1995, and therefore, comparative financial statements are not presented for the year ended December 31, 1994.

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

15. PARENT COMPANY FINANCIAL INFORMATION: (CONTINUED)
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                 1996       1995
                                                                                               ---------  ---------
ASSETS:
  Cash.......................................................................................  $      84  $       0
  Investment in subsidiary, at equity........................................................     18,287      8,577
  Other Assets...............................................................................          0         45
                                                                                               ---------  ---------
    Total Assets.............................................................................  $  18,371  $   8,622
                                                                                               ---------  ---------
                                                                                               ---------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY:
  LIABILITIES:
    Total Liabilities........................................................................  $       0  $       0
  SHAREHOLDERS' EQUITY:
    Common stock.............................................................................         34         22
    Additional paid in capital...............................................................     13,687      6,647
    Retained earnings........................................................................      4,647      1,934
    Unrealized gain on securities available for sale, net of deferred tax....................          3         19
                                                                                               ---------  ---------
      Total Shareholders' Equity.............................................................     18,371      8,622
                                                                                               ---------  ---------
    Total Liabilities and Shareholders' Equity...............................................  $  18,371  $   8,622
                                                                                               ---------  ---------
                                                                                               ---------  ---------

            STATEMENTS OF INCOME AND CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                                 1996       1995
                                                                                               ---------  ---------
Income.......................................................................................  $       0  $       0
Expenses.....................................................................................          0          0
Equity in undistributed income of subsidiary.................................................      2,713        603
                                                                                               ---------  ---------
Net income...................................................................................      2,713        603
Shareholders' equity, beginning of year......................................................      8,622      8,000
Change in unrealized gain on securities available for sale...................................        (16)        19
Acquisition of ExecuFirst Bancorp, Inc.......................................................      7,052          0
                                                                                               ---------  ---------
Shareholders' equity, end of year............................................................  $  18,371  $   8,622
                                                                                               ---------  ---------

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

15. PARENT COMPANY FINANCIAL INFORMATION: (CONTINUED)
                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                                   1996       1995
                                                                                                 ---------  ---------
Cash flows from operating activities:
Net income.....................................................................................  $   2,713  $     603
  Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed income of subsidiary.................................................     (2,713)      (603)
                                                                                                 ---------  ---------
  Net cash provided by operating activities....................................................          0          0
                                                                                                 ---------  ---------
Cash flows from investing activities:
Acquisition of ExecuFirst Bancorp, Inc.........................................................         84          0
                                                                                                 ---------  ---------
  Net cash provided by investing activities....................................................         84          0
                                                                                                 ---------  ---------
Increase in cash...............................................................................         84          0
Cash, beginning of period......................................................................          0          0
                                                                                                 ---------  ---------
Cash, end of period............................................................................  $      84  $       0
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

16.  STOCK OPTIONS:

    The Company maintains a Stock Option Plan (the "Plan") under which the Company grants options to its employees and directors. Under the terms of the plan, 500,000 shares of common stock are reserved for such options. The Plan provides that the exercise price of each option granted equals the market price of the Company's stock on the date of grant. Any option granted vests within one year and has a maximum term of ten years. All options are granted upon approval of the Stock Option Committee of the Board of Directors, consisting of three disinterested members (as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended). Stock Options are issued to promote the interests of the Company by providing incentives to (i) designated officers and other employees of the Company or a Subsidiary Corporation (as defined herein), (ii) non-employee members of the Company's Board of Directors and (iii) independent contractors and consultants who may perform services for the Company. The Company believes that the Plan causes participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders.

    Prior to the merger of Republic Bancorporation and ExecuFirst Bancorp, Inc., various grants of stock options were issued pursuant to the then existing plans of each Corporation.

    In addition to the shares reserved under the plan, 102,023 options were granted outside of the Plan to a director of the Company, as a result of the merger between Republic Bancorporation and ExecuFirst Bancorp, Inc. These options have a grant date of June 7, 1996. The options will vest within one year of the grant date, and will expire on June 7, 2006. Shares outstanding under option and option price per share have been retroactively restated (a recapitalization) for the equivalent number of shares received in the

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

16.  STOCK OPTIONS: (CONTINUED)
merger after giving effect to any differences in par value of the issuer's and acquirer's stock. Changes in total shares are as follows:

                                                                                      RANGE OF         WEIGHTED
                                                                                      EXERCISE          AVERAGE
DECEMBER 31, 1996:                                                      SHARES         PRICES       EXERCISE PRICE
---------------------------------------------------------------------  ---------  ----------------  ---------------
Outstanding at beginning of year.....................................    375,419   $2.58 to $4.13      $    3.14
Granted during year*.................................................    219,622   $5.30 to $6.41           5.89
Acquisition of Execufirst Bancorp, Inc...............................     79,200   $3.33 to $5.11           4.03
Exercised during year................................................          0                               0
Forfeited during year................................................          0                               0
                                                                       ---------  ----------------         -----
Outstanding at end of year...........................................    674,241   $2.58 to $6.41      $    4.14
Options exercisible at end of year...................................    454,619   $2.58 to $5.11

------------------------

* Includes 102,023 options issued outside the Plan.

    At December 31, 1995 and 1994, the Company had outstanding and exercisible options of 375,419 at exercise prices per share between $2.58 and $4.13 per share. There were no options granted or exercised during 1995 and 1994.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ("SFAS No. 123"), "Accounting for Stock Based Compensation", but applies APB Opinion No. 25, "Accounting for Stock Issued to Employees and related Interpretations in accounting for its Plan. Accordingly, no compensation has been recognized for options granted under the Plan. If the Company had elected to recognize compensation based on the fair value at the grant dates for awards under its Plan, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                                                   YEAR ENDED DECEMBER 31,
                                                                             1996
                                                                  --------------------------
                                                                  AS REPORTED    PRO FORMA
                                                                  ------------  ------------
Net income......................................................  $  2,713,000  $  2,089,000
Primary earnings per share......................................         $0.92         $0.71
Fully diluted earnings per share................................         $0.88         $0.67

Note: The pro forma disclosure shown above is not representative of the effects on net income and earnings per share in future years because it includes an incremental fair value of outstanding options that had been granted under the previous existing plans of Republic Bancorporation and ExecuFirst Bancorp, Inc. Excluding the impact of these options which have been converted into the surviving plan under First Republic Bancorp, Inc., pro forma net income, primary earnings per share and fully diluted earnings per share disclosures would have been $2,543,000 and $0.86 and $0.82, respectively.

    The fair value of each option granted (including the converted options under the Republic Bancorporation and ExecuFirst Bancorp, Inc. plans) is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grant in 1996; dividend yield of 0%, expected volatility of 35%, risk-free interest rate of 6.6% and an expected life of 6.3 years.

                  REPUBLIC FIRST BANCORP, INC. AND SUBSIDIARY

16.  STOCK OPTIONS: (CONTINUED)
There were no options granted in 1995 under the previous existing plans of Republic Bancorporation and ExecuFirst Bancorp, Inc.

17. SUBSEQUENT EVENT:

    The Company declared a six for five stock split effected in the form of a dividend on March 4, 1997 for all shareholders of record of the Company on that date. Average common shares and common share equivalents, and all other share presentations have been retroactively restated as if the dividend was declared at the earliest period presented herein.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. UNTIL DECEMBER 26, 1997 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

Available Information.................          2
Prospectus Summary....................          5
Risk Factors..........................         10
Use of Proceeds.......................         12
Market for Common Stock and Related
  Shareholder Matters.................         12
Capitalization........................         14
Management's Discussion and Analysis
  of Financial Condition and Results
  of
  Operations..........................         15
Business..............................         29
Management............................         44
Security Ownership of Certain
  Beneficial Owners and Management....         47
Executive Compensation................         49
Certain Relationships and Related
  Transactions........................         51
Description of Common Stock...........         51
Underwriting..........................         53
Indemnification.......................         54
Legal Matters.........................         55
Experts...............................         55
Index to Consolidated Financial
  Statements..........................        F-1

                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               NOVEMBER 11, 1997

                                     [LOGO]

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